Use these links to rapidly review the document

Exhibit (a)(1)(A)

         Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

Martek Biosciences Corporation
at
$31.50 Net Per Share
by
Greenback Acquisition Corporation
an indirect wholly-owned subsidiary of
Koninklijke DSM N.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON FRIDAY, FEBRUARY 18, 2011, UNLESS THE OFFER IS EXTENDED.

        Greenback Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Koninklijke DSM N.V., a corporation organized in the Netherlands ("DSM"), is offering to purchase all outstanding shares of common stock, par value $0.10 (the "Shares"), of Martek Biosciences Corporation, a Delaware corporation ("Martek"), at a price of $31.50 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 20, 2010, among DSM, Purchaser and Martek (the "Merger Agreement"), under which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Martek, and Martek will be the surviving corporation and an indirect wholly-owned subsidiary of DSM (the "Merger").

        The Martek board of directors has unanimously (i) determined that the Merger Agreement, the Offer, the Merger, the top-up option (as described in this Offer to Purchase) and the other transactions contemplated thereby, are advisable, fair to and in the best interests of Martek and its stockholders; (ii) approved the Merger Agreement, the Offer and the Merger; and (iii) recommended that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        There is no financing condition to the Offer. The Offer is conditioned upon (i) the satisfaction of the Minimum Tender Condition (as described in this Offer to Purchase), (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in the United States and under any other antitrust or competition laws applicable to the purchase of Shares in the Offer, and the receipt of all other regulatory clearances, consents, approvals, orders or authorizations required under applicable non-U.S. antitrust or competition laws and (iii) other customary conditions as described in Section 13—"Conditions of the Offer". A summary of the principal terms of the Offer appears on pages (i) through (iv). You should read this entire document carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC
383 Madison Avenue
New York, NY 10179
Call Toll Free: (877) 371-5947

January 13, 2011

IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser in the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Citibank, N.A., the depositary for the Offer (the "Depositary"), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase, in each case before the expiration of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you before the expiration of the Offer. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

        If you desire to tender your Shares to Purchaser pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender your Shares to Purchaser in the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery by book-entry transfer, is at the election and risk of the tendering stockholder.

* * *

        Questions and requests for assistance may be directed to either the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov.

SUMMARY TERM SHEET

        This summary highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to fully understand the Offer (as defined below), the Merger (as defined below) and the related transactions. References to "we," "us," or "our," unless the context otherwise requires, are references to Purchaser (as defined below).

Principal Terms

  •
  Greenback Acquisition Corporation ("Purchaser"), an indirect wholly-owned subsidiary of Koninklijke DSM N.V. ("DSM"), is offering to purchase all outstanding shares of common stock, par value $0.10 (the "Shares"), of Martek Biosciences Corporation ("Martek"), at a price of $31.50 per Share, net to the seller in cash (the "Offer Price"), without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is being made under the Agreement and Plan of Merger, dated as of December 20, 2010, among DSM, Purchaser and Martek (the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Martek, and Martek will be the surviving corporation and an indirect wholly-owned subsidiary of DSM (the "Merger").

  •
  The Offer is the first step in our plan to acquire all of the outstanding Shares, as provided in the Merger Agreement. If the Offer results in our purchasing a majority of the issued and outstanding Shares on a fully diluted basis, we will acquire the remainder of the Shares in the Merger for an amount in cash, without interest and subject to applicable withholding taxes, equal to the Offer Price. No appraisal rights are available in connection with the Offer. Under Delaware law, however, stockholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the Delaware General Corporation Law will have appraisal rights in connection with the Merger.

  •
  Martek has granted Purchaser an irrevocable option (which is exercisable anytime at or within three (3) business days (as defined below) after the acceptance for payment and payment by Purchaser for any Shares pursuant to the Offer) to purchase in certain circumstances the lowest number of newly-issued or treasury Shares of Martek that, when added to the number of Shares owned by DSM and Purchaser, constitutes one Share more than 90 percent of the total Shares that would then be outstanding on a fully diluted basis. The exercise price per Share for Shares under this option would be equal to the Offer Price. This option, which we refer to as the "top-up option," is subject to certain additional terms and conditions. If the top-up option is exercised by Purchaser, Purchaser is required, subject to the terms and conditions of the Merger Agreement, to effect a short-form merger under Delaware law (as described in this Offer to Purchaser).

  •
  The initial offering period for the Offer will end at 5:00 p.m., New York City time, on Friday, February 18, 2011, unless we extend the Offer. We will announce any decision to extend the Offer in a press release stating the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the Offer.

  •
  See Section 1—"Terms of the Offer."

i

Martek Board Recommendation

  •
  The Martek board of directors (the "Martek Board") has unanimously (i) determined that the Merger Agreement, the Offer, the Merger, the top-up option and the other transactions contemplated thereby, are advisable, fair to and in the best interests of Martek and its stockholders; (ii) approved the Merger Agreement, the Offer and the Merger; and (iii) recommended that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer. See "Introduction" and Section 10—"Background of the Offer; Contacts with Martek" below, and Martek's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

Conditions

  •
  We are not obligated to purchase any tendered Shares unless, at the expiration of the Offer, there have been validly tendered in the Offer and not properly withdrawn that number of Shares which would represent at least a majority of the issued and outstanding Shares on a fully diluted basis (assuming the issuance of all Shares that may be issued in respect of outstanding restricted stock units, plus Shares issuable upon the exercise of all outstanding options, irrespective of exercise price, vesting schedule or other terms and conditions thereof). (See Introduction and Section 13—"Conditions of the Offer.") We refer to this condition as the "Minimum Tender Condition." As of the date of this Offer to Purchase, DSM, Purchaser and their wholly-owned subsidiaries own no Shares.

  •
  We also are not obligated to purchase any tendered Shares unless the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and under any other antitrust or competition laws applicable to the purchase of Shares pursuant to the Offer, shall have expired or been terminated, and we have received all other clearances, consents, approvals, orders or authorizations required by applicable non-U.S. antitrust or competition laws. We refer to this condition as the "Antitrust Condition." As of the date of this Offer to Purchase, we believe that filings are also required in Brazil, Ireland, the Netherlands, Austria and Spain and that approvals or clearances are required in each such country (other than Brazil) prior to the completion of the Offer. See Section 15—"Certain Legal Matters."

  •
  In addition to the Minimum Tender Condition and the Antitrust Condition, the Offer is also subject to a number of other important conditions, including, among others, (i) there being no legal restraint in effect that would make the Offer or the Merger illegal, prevent the consummation of the Offer or the Merger or impose certain limitations on the ownership, operations, business or assets of DSM or its subsidiaries (except for certain divestiture actions that may be required with respect to antitrust approvals); (ii) there being no suit, action or proceeding by a governmental authority seeking such a legal restraint; (iii) the absence of a material adverse effect on Martek (as provided in the Merger Agreement); (iv) the representations and warranties of Martek set forth in the Merger Agreement being true and correct (as provided in the Merger Agreement); and (v) Martek having performed and complied with its obligations, agreements and covenants in the Merger Agreement in all material respects. We can waive these conditions (other than the Minimum Tender Condition) without Martek's consent. See Section 13—"Conditions of the Offer."

  •
  There is no financing condition to the Offer. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) DSM has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares that may be validly tendered and not properly withdrawn in the Offer and to acquire any remaining outstanding Shares in the Merger.

Procedures for Tendering Shares

  •
  If you wish to accept the Offer and:

  •
  you are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) and any other documents required by the Letter of Transmittal, to the Depositary. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—"Procedures for Tendering Shares";

  •
  you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to obtain three additional trading days to deliver your Shares by delivering the enclosed Notice of Guaranteed Delivery, properly completed and duly executed, to the Depositary before the Offer expires. See Section 3—"Procedures for Tendering Shares" for more information; or

  •
  you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should promptly contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

        See Section 3—"Procedures for Tendering Shares."

Withdrawal Rights

  •
  You have the right to, and can, withdraw any Shares that you have previously tendered at any time until the Offer has expired and, if we have not by March 14, 2011 agreed to accept your Shares for payment, you can withdraw them at any time after such time until we accept your Shares for payment. See Sections 1 and 4—"Terms of the Offer" and "Withdrawal Rights."

  •
  To withdraw Shares that you previously tendered, you must deliver a written notice of withdrawal with the required information to the Depositary at a time when you have the right to withdraw your Shares. If you tendered your Shares through your broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

  •
  Once we accept your tendered Shares upon expiration of the Offer, you will no longer be able to withdraw them. In addition, you will not be able to withdraw Shares tendered during any subsequent offering period that we may elect to establish after we have accepted for payment Shares tendered in the Offer. See Sections 1 and 4—"Terms of the Offer" and "Withdrawal Rights."

Recent Martek Trading Prices; Subsequent Trading

  •
  On December 20, 2010, the last trading day before DSM and Martek announced the signing of the Merger Agreement, the closing price of the Shares reported on The NASDAQ Global Select Market was $23.36 per Share.

  •
  The Offer Price of $31.50 per Share represents a premium of 35% to the closing stock price of the Shares on December 20, 2010, the last trading day prior to the announcement of the Offer and the Merger Agreement, and 39% to the volume weighted average stock price of the Shares for the 90 days preceding such announcement.

  •
  On January 12, 2011, the last full trading day before Purchaser commenced the Offer, the closing price of the Shares reported on The NASDAQ Global Select Market was $31.45 per Share.

  •
  We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—"Price Range of Shares; Dividends."

U.S. Federal Income Tax Treatment

  •
  If you are a U.S. taxpayer, your receipt of cash for Shares in the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (a) the cash you receive in the Offer or the Merger and (b) your adjusted tax basis in the Shares you sell in the Offer or exchange in the Merger. That gain or loss will be capital gain or loss if the Shares are a capital asset in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time of the exchange of your Shares for cash. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer and the Merger to you, including the tax consequences under state, local, foreign and other tax laws. See Section 5—"Material United States Federal Income Tax Consequences of the Offer and the Merger."

Further Information

  •
  For further information, you can call MacKenzie Partners, Inc., the Information Agent for the Offer, at (212) 929-5500 or (800) 322-2885 (toll free) or J.P. Morgan Securities LLC, the Dealer Manager for the Offer, at (877) 371-5947 (toll free). See the back cover page of this Offer to Purchase for additional contact information.

To All Holders of Shares of Common Stock of
Martek Biosciences Corporation:

 INTRODUCTION

        Greenback Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Koninklijke DSM N.V., a corporation organized in the Netherlands ("DSM"), hereby offers to purchase all outstanding shares of common stock, par value $0.10 (the "Shares"), of Martek Biosciences Corporation, a Delaware corporation ("Martek"), at a price of $31.50 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees or commissions. However, if you do not complete and sign the Form W-9 that is included in the Letter of Transmittal, or a Form W-8BEN or other Form W-8, as applicable, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 5—"Material United States Federal Income Tax Consequences of the Offer and the Merger." Purchaser will pay all charges and expenses of Citibank, N.A. (the "Depositary"), MacKenzie Partners, Inc. (the "Information Agent") and J.P. Morgan Securities LLC (the "Dealer Manager").

        The Offer is not subject to any financing condition. The Offer is conditioned upon (i) the satisfaction of the Minimum Tender Condition (as described below), (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in the United States and under any other antitrust or competition laws applicable to the purchase of Shares in the Offer and the receipt of all other regulatory clearances, consents, approvals, orders or authorizations required under applicable non-U.S. antitrust or competition laws (the "Antitrust Condition") and (iii) other customary conditions as described in Section 13—"Conditions of the Offer" (the "Offer Conditions").

        The Minimum Tender Condition requires that, prior to the expiration of the Offer, there be validly tendered and not properly withdrawn that number of Shares which would represent at least a majority of the issued and outstanding Shares on a fully diluted basis (assuming the issuance of all Shares that may be issued in respect of outstanding restricted stock units, plus Shares issuable upon the exercise of all outstanding options, irrespective of exercise price, vesting schedule or other terms and conditions thereof). According to Martek, as of December 31, 2010, there were an aggregate of 33,522,548 Shares issued and outstanding and an aggregate of (i) 2,066,297 Shares underlying outstanding and unexercised stock options and (ii) 802,053 Shares underlying outstanding restricted stock units. Accordingly, we anticipate that the Minimum Condition would be satisfied if at least 18,195,450 Shares are validly tendered in the Offer and not withdrawn.

        As of the date of this Offer to Purchase, in addition to filings under the HSR Act, we believe that antitrust or competition filings are required in connection with the purchase of Shares in the Offer or the Merger in Brazil, Ireland, the Netherlands, Austria and Spain and that approvals or clearances are required in each such country (other than Brazil) prior to the completion of the Offer. See Section 15—"Certain Legal Matters."

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 20, 2010, among DSM, Purchaser and Martek (the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Martek, and Martek will be the surviving corporation and an indirect wholly-owned subsidiary of DSM (the "Merger"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held in the treasury of Martek or owned by DSM or any subsidiary of DSM or Martek or held by stockholders who properly demand and perfect appraisal rights under the Delaware General Corporation Law ("DGCL")) will by virtue of the Merger, and without action by the holder thereof, be canceled and converted into the right to receive from Purchaser an amount in cash, without interest and subject to applicable withholding taxes, equal to the Offer Price (the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. The Merger Agreement is more fully described in Section 11—"Purpose of the Offer and Plans for Martek; Merger Agreement and Other Agreements." Section 5—"Material United States Federal Income Tax Consequences of the Offer and the Merger" describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

        This Offer is only for Shares and not for options or restricted stock units. Pursuant to the Merger Agreement and consistent with the terms of Martek's equity incentive plans, all unexercised options to purchase Shares under any of Martek's equity incentive plans that are outstanding immediately prior to the consummation of the Merger, whether vested or unvested, will vest in full and be canceled at the effective time of the Merger. In exchange for such cancellation, the holders of such options, including Martek's directors and executive officers, will receive, with respect to each option, a cash payment (less any applicable withholding taxes) equal to the product of (a) the excess, if any, of the merger consideration over the applicable exercise price per share of such option multiplied by (b) the number of Shares subject to such option. All restricted stock units (each an "RSU") granted under any equity incentive plan of Martek that are outstanding immediately prior to the consummation of the Merger, whether vested or unvested, will vest in full with the right to receive the merger consideration in respect of the underlying Shares, immediately prior to the effective time of the Merger.

        The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, February 18, 2011, unless the Offer is extended. See Sections 1, 13 and 15—"Terms of the Offer," "Conditions of the Offer" and "Certain Legal Matters."

        The Board of Directors of Martek (the "Martek Board") has unanimously (i) determined that the Merger Agreement, the Offer, the Merger, the top-up option (as defined herein) and the other transactions contemplated thereby, are advisable, fair to and in the best interests of Martek and its stockholders; (ii) approved the Merger Agreement, the Offer and the Merger; and (iii) recommended that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        For factors considered by the Martek Board, see Martek's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

        Consummation of the Merger is conditioned upon, if required by law, among other things, the adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) set forth in the Merger Agreement by the requisite vote of stockholders of Martek. Under the DGCL, the affirmative vote of a majority of the outstanding Shares to adopt the agreement of merger is the only vote of any class or series of Martek's capital stock that would be necessary to approve the Merger Agreement and the Merger at any required meeting of Martek's stockholders. If, following the purchase of Shares by Purchaser pursuant to the Offer or otherwise, we own at least a majority of the outstanding Shares, we will be able to effect the Merger without the affirmative vote of any other stockholder. We have agreed pursuant to the Merger Agreement that all Shares acquired pursuant to the Offer or otherwise owned by us will be voted in favor of the Merger.

        The DGCL provides that, if a corporation owns at least 90 percent of the outstanding shares of each class of a subsidiary corporation, the corporation holding such shares may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). Pursuant to the Merger Agreement, in the event that, following completion of the Offer, Purchaser (together with DSM and DSM's wholly-owned subsidiaries) owns at least 90 percent of the outstanding Shares, including Shares acquired in any subsequent offering period and through any exercise of the top-up option (as defined below), DSM will effect a short-form merger of Purchaser into Martek in accordance with the DGCL as soon as reasonably practicable and, thereafter, Martek will be an indirect wholly-owned subsidiary of DSM. See Section 15—"Certain Legal Matters."

        No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15—"Certain Legal Matters."

        Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5—"Material United States Federal Income Tax Consequences of the Offer and the Merger." We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares.

        This Offer to Purchase and the related Letter of Transmittal, and Martek's Schedule 14D-9, contain important information and each such document should be read carefully and in its entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.  Terms of the Offer

        Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in Section 3—"Procedures for Tendering Shares" and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4—"Withdrawal Rights." The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, February 18, 2011, unless Purchaser has extended the Offer, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

        The Offer is conditioned upon the satisfaction of the Minimum Tender Condition, the Antitrust Condition and the other conditions described in Section 13—"Conditions of the Offer." Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 13 occur.

        We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of Martek, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) waive the Minimum Tender Condition, (d) impose conditions or requirements to the Offer that are different than or in addition to the Offer Conditions or amend or modify any Offer Condition in a manner adverse, or that reasonably would be expected to be adverse, to the holders of Shares, (e) extend the Offer, except as required or permitted by the Merger Agreement, (f) change the form of consideration payable in the Offer, or (g) otherwise amend the Offer in any manner adverse, in a material respect, to the holders of Shares.

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment and pay for any Shares validly tendered and not withdrawn. We are permitted to (without Martek's consent), and shall (a) extend the Offer for one or more periods of time in consecutive increments of up to ten (10) business days per extension (or such longer periods as may be agreed to by DSM, Purchaser and Martek) if, at the time the Offer is scheduled to expire, any of the Offer Conditions are not satisfied or have not been waived, until such time as such Offer Conditions are satisfied and (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer; provided, that (1) if at any such scheduled expiration of the Offer, the Minimum Tender Condition is not satisfied but all other Offer Conditions are satisfied or waived, then we shall not be required to extend the Offer for more than fifteen (15) business days in the aggregate and (2) we shall not be required to extend the Offer beyond September 30, 2011 or the termination of the Merger Agreement.

        There can be no assurance that we will exercise our right to extend the Offer or that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to all withdrawal rights. See Section 4—"Withdrawal Rights."

        If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of such changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for at least ten (10) business days following such change.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares if, at the expiration of the Offer, any of the Offer Conditions have not been satisfied or upon the occurrence of any of the events set forth in Section 13. Under certain circumstances, we may terminate the Merger Agreement and the Offer.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15—"Certain Legal Matters," without prejudice to our rights set forth in Section 13—"Conditions of the Offer." See Sections 13 and 15—"Conditions of the Offer" and "Certain Legal Matters." The reservation by us of the right to delay the acceptance for payment of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

        Any extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment or termination of the Offer, will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c), and 14e-1(d) under the Exchange Act. Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets as we deem prudent) and by making any appropriate filing with the SEC.

        Subject to the Merger Agreement, we may and, if fewer than 90% of the Shares are accepted for payment in the Offer, Martek may require us to, provide a subsequent offering period upon expiration of the Offer in accordance with Rule 14d-11 under the Exchange Act. A subsequent offering period would be an additional period of time of at least three (3) business days, or, if required by Martek under the Merger Agreement, not less than ten (10) business days, beginning no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date, during which stockholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and Purchaser will immediately accept and promptly pay the Offer Price for any Shares tendered during the subsequent offering period.

        Martek has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other related documents will be mailed to record holders of Shares whose names appear on Martek's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

        For purposes of this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday determined under Rule 14d-1(g)(3) promulgated under the Exchange Act, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

2.  Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions to the Offer set forth in Section 13—"Conditions of the Offer." In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals specified in Section 15—"Certain Legal Matters." For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—"Certain Legal Matters."

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (b) a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. See Section 3—"Procedures for Tendering Shares."

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn prior to the Expiration Date if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

        If, prior to the Expiration Date, Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

        Purchaser reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign in whole or in part, from time to time, to one or more direct or indirect wholly-owned subsidiaries of DSM, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  Procedures for Tendering Shares

        Valid Tender of Shares.    Except as set forth below, in order for you to validly tender Shares in the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (which term includes most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) must accompany each delivery of certificates for the Shares.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NASDAQ Global Select Market is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        The method of delivery of Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents, including delivery through DTC, is at the election and sole risk of the tendering stockholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, we recommend that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

        Other Requirements.    Notwithstanding any provision hereof, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Binding Agreement.    The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivering an Agent's Message in lieu of a Letter of

Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Martek, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares as provided herein, for any meeting of the stockholders of Martek.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of DSM, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other document related to the Offer) will be final and binding on all parties, subject to the right of any such party to dispute such interpretation in a court of competent jurisdiction.

4.  Withdrawal Rights

        Except as otherwise provided in this Section 4, tenders of Shares in the Offer are irrevocable. A stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the Expiration Date and, unless and until Purchaser has previously accepted them for payment, such Shares may also be withdrawn at any time after March 14, 2011.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time after March 14, 2011, unless theretofore accepted for payment as provided herein.

        For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of DSM, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the Expiration Date or during a subsequent offering period, if one is provided.

        In the event Purchaser provides a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares previously tendered in the Offer and accepted for payment.

5.  Material United States Federal Income Tax Consequences of the Offer and the Merger

        The following is a summary of certain material U.S. federal income tax consequences to holders of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of Shares in the Offer or the Merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax consequences of the Offer and the Merger and, in particular, may not address U.S. federal income tax considerations to holders of Shares subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and holders who obtained their Shares by exercising options or warrants). In addition, this summary does not discuss any consequences to holders of options or warrants to purchase Shares or any aspect of state, local or foreign tax law that may be applicable to any holder of Shares, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This summary assumes that holders own Shares as capital assets.

        We urge holders of Shares to consult their own tax advisors with respect to the specific tax consequences to them in connection with the Offer and the Merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

  U.S. Holders

        Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of Shares that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), any estate (other than a foreign estate), and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust (a "U.S. Holder").

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

  Payments with Respect to Shares

        The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder's holding period for the Shares is more than one year at the time of the exchange of such holder's Shares for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

  Backup Withholding Tax and Information Reporting

        Payments made with respect to Shares exchanged for cash in the Offer or the Merger will be subject to information reporting and U.S. federal backup withholding tax (at a rate of 28%) unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a Form W-9, which will be included with the Letter of Transmittal) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's United States federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

  Non-U.S. Holders

        The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of Shares. The term "Non-U.S. Holder" means a beneficial owner, other than a partnership, of Shares that is not a U.S. Holder.

        Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

  Payments with Respect to Shares

        Payments made to a Non-U.S. Holder with respect to Shares exchanged for cash in the Offer or pursuant to the Merger generally will be exempt from U.S. federal income tax, unless:

  (a)
  the gain on Shares, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder's permanent establishment in the United States) (in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under "U.S. Holders," but such Non-U.S. Holder should provide a Form W-8ECI instead of a Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax on such gain at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty));

  (b)
  the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met (in such event the Non-U.S. Holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year); or

  (c)
  the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

  Backup Withholding Tax and Information Reporting

        In general, if you are a Non-U.S. Holder you will not be subject to backup withholding and information reporting with respect to a payment made with respect to Shares exchanged for cash in the Offer or the Merger if you have provided the Depositary with an IRS Form W-8BEN (or a Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business). If Shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder's United States federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

6.  Price Range of Shares; Dividends

        According to Martek's Annual Report on Form 10-K for the fiscal year ended October 31, 2010 (the "Form 10-K"), the Shares are traded on The NASDAQ Global Select Market under the symbol "MATK." The following table sets forth, for the periods indicated, the high and low prices per Share on the NASDAQ Global Select Market as reported in public sources.

Fiscal Year	High	Low
2009:
First Quarter	$31.60	$24.80
Second Quarter	$26.79	$15.36
Third Quarter	$24.14	$17.54
Fourth Quarter	$25.43	$17.95
2010:
First Quarter	$22.31	$17.09
Second Quarter	$23.92	$19.60
Third Quarter	$25.03	$17.95
Fourth Quarter	$24.05	$19.34
2011:
First Quarter (through January 12, 2011)	$32.75	$21.25

        On December 20, 2010, the last full trading day prior to the public announcement that DSM and Martek had entered into the Merger Agreement and that DSM would commence the Offer, the reported closing sales price per Share on the NASDAQ Global Select Market was $23.36 per Share. On January 12, 2011, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NASDAQ Global Select Market was $31.45 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

        Purchaser has been advised that Martek has not paid any dividends in the past two years and, according to the Form 10-K, Martek does not anticipate paying any cash dividend in the foreseeable future. Under the terms of the Merger Agreement, Martek is not permitted to declare, set aside or pay dividends with respect to the Shares without the prior written consent of DSM. See Section 14—"Dividends and Distributions."

7.  Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations

        As set forth in Section 11—"Purpose of the Offer and Plans for Martek; Merger Agreement and Other Agreements—The Merger," following the purchase of Shares pursuant to the Offer, DSM will effect the Merger, as a result of which all Shares we do not own will be canceled and converted into the right to receive from Purchaser the Merger Consideration (which is cash in the same amount as the Offer Price), without interest and subject to applicable withholding taxes. Accordingly, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer (other than as set forth below) is that tendering stockholders will be paid earlier. However, even if the Merger is not consummated, during the period after the Acceptance Time (as defined below) and prior to consummation of the Merger, our purchase of Shares in the Offer may have material effects on the market for the Shares, Nasdaq listing and Exchange Act registration of the Shares and the eligibility of the Shares to be used as collateral for margin loans. These potential effects are summarized below.

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. The number of Shares that are still in the hands of the public, and the number of stockholders, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market). We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        Nasdaq Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ Global Select Market. According to the published guidelines of The NASDAQ Stock Market, LLC ("Nasdaq"), Nasdaq would consider disqualifying the Shares for listing on The NASDAQ Global Select Market (though not necessarily for listing on The NASDAQ Capital Market) if, among other possible grounds, (a) the total number of beneficial holders of round lots of Shares falls below 400, (b) the bid price for the Shares is less than $1 per share, or (c) (i) Martek has stockholders' equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares is less than $5 million or there are fewer than two active and registered market makers in the Shares, (ii) the market value of Martek's listed securities is less than $50 million, the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares is less than $15 million or there are fewer than four active and registered market makers in the Shares, or (iii) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares is less than $15 million, there are fewer than four active and registered market makers in the Shares or Martek's total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or two of the three most recently completed fiscal years). Furthermore, Nasdaq would consider delisting the Shares from Nasdaq altogether if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Shares falls below 300, (c) the market value of publicly held Shares is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares, (e) the bid price for the Shares is less than $1 per share, or (f) (i) Martek has stockholders' equity of less than $2.5 million, (ii) the market value of Martek's listed securities is less than $35 million, and (iii) Martek's net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of Martek, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to Martek, as of December 31, 2010 there were 33,522,548 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for The NASDAQ Global Select Market or are delisted from Nasdaq altogether, the market for Shares will be adversely affected.

        If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Martek upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and there are fewer than 300 holders of record of Shares. After the Acceptance Time, Martek shall use reasonable best efforts to enable the de-listing of the Shares from Nasdaq and the deregistration of the

Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days thereafter if the requirements for termination of registration are met.

        Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Martek to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Martek. Furthermore, the ability of "affiliates" of Martek and persons holding "restricted securities" of Martek to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing or reporting on Nasdaq. Purchaser intends to seek to cause Martek to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the margin regulations, in which event the Shares would be ineligible to be used as collateral for margin loans made by brokers.

8.  Certain Information Concerning Martek

        Martek (NasdaqGS: MATK) is a publicly traded Delaware corporation with its principal executive offices located at 6480 Dobbin Road, Columbia, MD 21045. Martek's telephone number at such principal executive offices is (410) 740-0081.

        Martek is a microbial biotechnology platform company that harnesses the distinctive characteristics and properties of microbes to produce unique and valuable products. Martek's library of single cell algae and other microorganisms capable of producing compounds of interest coupled with its scale-up and production expertise and proven commercialization infrastructure have enabled Martek to become a leader in the innovation, development, production and sale of high-value products that promote health and wellness through nutrition.

        Martek's technology platform consists of its core expertise, broad experience and proprietary technology in areas such as microbial biology, algal genomics, fermentation and downstream processing. This technology platform has resulted in Martek's development of a number of products, including its flagship product, life'sDHA™, a sustainable and vegetarian source of algal DHA (docosahexaenoic acid), an omega-3 fatty acid important for brain, heart and eye health throughout life for use in infant formula, pregnancy and nursing products, foods and beverages, dietary supplements and animal feed. Martek also produces life'sARA™, an omega-6 fatty acid ARA (arachidonic acid), for use in infant formula and growing up milks.

        Available Information.    Martek is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the

SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Martek's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Martek's securities, any material interests of such persons in transactions with Martek, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Martek's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC's Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Martek, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Sources of Information.    Except as otherwise set forth herein, the information concerning Martek contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, including the Form 10-K, and other public sources. The information concerning Martek taken or derived from such documents and records is qualified in its entirety by reference to Martek's public filings with the SEC (which may be obtained and inspected as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we have no knowledge that any such information contains any misstatements or omissions, none of DSM, Purchaser, or any of their respective affiliates or assigns, the Information Agent, the Depositary or the Dealer Manager assumes responsibility for the accuracy or completeness of the information concerning Martek contained in such documents and records or for any failure by Martek to disclose events which may have occurred or may affect the significance or accuracy of any such information.

        Prospective Financial Information.    In connection with the discussions between Martek and DSM that led to the negotiation of the Merger Agreement, Martek provided DSM and Purchaser certain prospective financial information concerning Martek, including projected consolidated revenues, gross margin, operating expense, income from operations, net income and earnings before interest, taxes, depreciation and amortization (EBITDA) for the fiscal years 2010 through 2020.

        None of DSM, Purchaser or any of their affiliates or representatives participated in preparing, and they do not express any view on, the prospective information summarized below, or the assumptions underlying such information. The summary of such information is included solely to give stockholders access to the information that was made available to DSM and is not included in this Offer to Purchase in order to influence any Martek stockholder to make any investment decision with respect to the Offer or the Merger, including whether to tender Shares in the Offer or whether or not to seek appraisal rights with respect to the Shares.

        It is our understanding that this prospective financial information was prepared by Martek for internal use and was not prepared for use in the documents relating to the Offer or with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles ("GAAP"). To our knowledge, neither Martek's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

        It is our understanding that Martek's prospective financial information reflects numerous estimates and assumptions made by Martek with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Martek's business, all of which are difficult to predict and many of which are beyond Martek's control. Certain of these assumptions are described under the heading "Financial Projections" in the Schedule 14D-9 prepared by Martek and being distributed to holders of Shares with this Offer to Purchase. The prospective financial information reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Martek's performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Martek's reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecasted. The prospective financial information covers multiple years and such information by its nature becomes less predictive with each successive year. In addition, the prospective information will be affected by Martek's ability to achieve strategic goals, objectives and targets over the applicable periods. We understand that the assumptions upon which the prospective information was based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Martek's control. The prospective information also reflects assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that Martek, DSM, Purchaser, any of their respective representatives or anyone who received this information then considered, or now considers, it necessarily predictive of actual future events, and this information should not be relied upon as such. None of DSM, Purchaser or any of their financial advisors, the Dealer Manager, the Information Agent, the Depositary or any of their respective affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the prospective information described below. None of DSM, Purchaser or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if they are or become inaccurate (even in the short term).

        We understand that the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the Merger Agreement. There can be no assurance that the announcement of the Offer or the transactions contemplated by the Merger Agreement will not cause customers of Martek to delay or cancel purchases of Martek's products pending the consummation of such transactions or the clarification of any intentions with respect to the conduct of Martek's business thereafter. Any such delay or cancellation of customer sales is likely to adversely affect the ability of Martek to achieve the results reflected in such prospective financial information. Further, the prospective financial information does not take into account the effect of any failure of the Offer to occur and should not be viewed as accurate or continuing in that context.

        The inclusion of the prospective financial information herein should not be deemed an admission or representation by DSM or Purchaser that they are viewed by DSM or Purchaser as material information of Martek, and in fact DSM and Purchaser view the prospective financial information as non-material because of the inherent risks and uncertainties associated with such long range forecasts. The prospective information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Martek contained in Martek's public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in Martek's prospective information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this Offer to Purchase.

	2010* FY	2011* FY	2012* FY	2013* FY	2014* FY	2015* FY	2016* FY	2017* FY	2018* FY	2019* FY	2020* FY
	(amounts in thousands)
TOTAL REVENUE	$449,358	$467,797	$488,561	$521,639	$574,173	$650,063	$692,599	$769,809	$862,069	$965,492	$1,083,562
INFANT FORMULA REVENUE	$317,361	$297,243	$279,075	$272,410	$274,371	$283,604	$273,541	$281,040	$288,610	$296,237	$303,910
NON-INFANT FORMULA REVENUE	$51,782	$65,010	$83,563	$106,773	$136,953	$178,147	$204,557	$236,330	$272,691	$315,975	$365,686
AMERIFIT BRANDS	$60,856	$91,525	$103,318	$113,341	$124,179	$136,405	$149,855	$164,651	$180,927	$198,832	$218,528
NEW BRANDED PRODUCTS	$—	$6,623	$15,417	$24,481	$33,412	$6,618	$60,328	$78,440	$100,464	$127,039	$159,000
HIGH VALUE ROYALTY AND LICENSE FEES	$—	$125	$250	$250	$500	$500	$500	$6,500	$16,500	$24,500	$33,500
TOTAL GROSS MARGIN	$216,256	$249,293	$265,852	$282,528	$329,146	$381,715	$400,228	$448,256	$506,043	$570,507	$643,270
TOTAL OPERATING EXPENSES	$166,823	$157,654	$164,117	$175,785	$188,564	$204,881	$222,685	$240,369	$261,235	$282,682	$309,964
INCOME FROM OPERATIONS	$49,433	$91,639	$101,735	$106,743	$140,582	$176,834	$177,543	$207,886	$244,808	$287,825	$333,305
NET INCOME	$27,891	$56,321	$63,623	$68,463	$91,898	$116,038	$118,184	$138,796	$163,674	$192,658	$223,574
EBITDA**	$120,195	$135,222	$149,088	$158,815	$197,575	$234,102	$238,184	$272,351	$312,265	$360,209	$411,292

*
DSM understands that the prospective information includes certain assumptions about anticipated sales increases and price decreases for infant formula. For a description of certain of these assumptions, please see the Schedule 14D-9.

**
DSM understands that EBITDA for each of the indicated years, as provided by Martek to DSM, includes non-cash equity compensation expense and interest income, while the corresponding EBITDA information included in the Schedule 14D-9 does not.

        Certain of the prospective financial information set forth herein, including EBITDA, may be considered non-GAAP financial measures. We understand that Martek provided this information to DSM because Martek believed it could be useful in evaluating, on a prospective basis, Martek's potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Martek may not be comparable to similarly titled amounts used by other companies.

9.  Certain Information Concerning Purchaser and DSM

        Purchaser.    Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is an indirect wholly-owned subsidiary of DSM. The principal executive offices of Purchaser are located at 45 Waterview Blvd., Parsippany, NJ 07054 and Purchaser's telephone number at such principal executive offices is (973) 257-8300.

        DSM.    DSM is a corporation organized in the Netherlands. Its shares are listed on the Euronext Stock Exchange in Amsterdam, the Netherlands. DSM is a multinational chemical company, specializing in life sciences and materials sciences, and is active in the following sectors: nutrition, pharmaceuticals, performance materials, polymer intermediates and base chemicals and materials. Its end markets include human and animal nutrition and health, personal care, pharmaceuticals, automotive, coatings and paint, electrical and electronics, life protection and housing The principal offices of DSM are located at Het Overloon 1, 6411 TE Heerlen, the Netherlands. DSM's telephone number at such principal executive offices is +31 (0) 45 578 8111.

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the Supervisory Board and Managing Board of DSM and the members of the board of directors and the executive officers of Purchaser are set forth in Schedule A to this Offer to Purchase.

        None of DSM, Purchaser or, to the knowledge of DSM or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

        Except as set forth elsewhere in this Offer to Purchase or in Schedule A: (a) none of DSM, Purchaser or, to the knowledge of DSM or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of DSM, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Martek, (b) none of DSM, Purchaser or, to the knowledge of DSM or Purchaser after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of Martek during the past 60 days, (c) none of DSM, Purchaser, their subsidiaries or, to the knowledge of DSM or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Martek (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (d) in the past two years, except as previously disclosed in Martek's filings with the SEC, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of DSM, Purchaser, their subsidiaries or, to the knowledge of DSM or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Martek or any of its executive officers, directors or affiliates, on the other hand, and (e) in the past two years, there have been no negotiations, transactions or material contacts between any of DSM, Purchaser, their subsidiaries or, to the knowledge of DSM or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Martek or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Martek's securities, an election of Martek's directors or a sale or other transfer of a material amount of assets of Martek.

        We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) DSM has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

10.  Background of the Offer; Contacts with Martek

        DSM and a predecessor firm have had a relationship with Martek since 1994 as a supplier of arachidonic acid ("ARA"), one of the key nutritional ingredients in Martek's infant formula product. DSM Food Specialties, a subsidiary of DSM, is involved in the production and supply of ARA. As described below, DSM and Martek have entered into long-term supply agreements regarding that ingredient in the past, with the most recent amendment and restatement of the agreements between the parties occurring in July 2009. From time to time, conversations have occurred at various levels at the respective companies about closer strategic alliances/partnerships and possible other business transactions.

        Following the July 2009 amendment to the supply agreement, Steve Dubin, Martek's Chief Executive Officer, had conversations with representatives of DSM, particularly with Alexander Wessels, DSM Food Specialties Business Group Director, about the potential benefits of a closer strategic relationship between the two companies. Specifically, they discussed the conditions likely to be faced in the future in the infant formula ingredient business, and the possibility of closer collaboration between the parties that might include, among other possibilities, joint ventures or acquisitions of product lines or production capabilities. In November 2009, representatives of Martek's Corporate Development group held meetings with representatives of DSM to discuss these possibilities in greater depth. On December 8, 2009, Martek and DSM entered into a mutual confidentiality agreement in connection with the sharing of confidential information. The confidentiality agreement also contained a standstill provision.

        In January 2010, Messrs. Dubin, Abramson and Nitze, executive officers of Martek, met with DSM representatives in Basel, Switzerland to discuss ways in which the companies could collaborate more closely and strategic business opportunities the companies could consider. Further discussions were held over the months that followed, including discussions related to Martek's infant formula business. Limited confidential information regarding Martek's infant formula business was provided to DSM.

        During the summer of 2010, discussions between DSM and Martek regarding potential strategic business opportunities continued intermittently. These discussions, however, were not focused on a transaction involving an acquisition by DSM of all of Martek.

        Following a Martek Board meeting on September 16, 2010, Mr. Dubin informed representatives of DSM that the Martek Board had engaged Allen & Company LLC ("Allen & Co.") as financial advisor to assist in the Martek Board's ongoing review of strategic alternatives and that the Martek Board was considering other indications of interest that had been received.

        Following further internal meetings of the Martek Board and a committee of the Martek Board (the "Committee"), on or about October 13, 2010, Allen & Co., on behalf of Martek, contacted DSM to discuss further its interest in pursuing a possible acquisition of Martek.

        From late October through early November 2010, members of Martek's management and Allen & Co. held discussions with representatives of DSM and other parties that had expressed an interest in a possible acquisition of Martek and confidential information was provided to each of them, including financial projections prepared by Martek's management. Following a November 8, 2010 meeting of the Martek Board or the Committee, Allen & Co., on behalf of Martek, contacted representatives of DSM and requested that DSM submit a formal indication of interest in the following week.

        On November 18, 2010, DSM submitted a letter to Martek containing a proposal for DSM to acquire all of Martek with a proposed price range of $27.00 to $30.00 per share, with no financing contingency, noting a need for further due diligence. On or about November 21, 2010, Allen & Co. asked DSM to submit a "best and final" proposal by November 29, 2010 to avoid protracted negotiation.

        DSM requested in-person due diligence with the management of Martek for the week of November 29, 2010, before it would submit a revised proposal. From November 30 through December 2, 2010, representatives of DSM attended in-person due diligence meetings at the offices of Hogan Lovells US LLP, counsel to Martek ("Hogan Lovells"), in Baltimore and at Martek's patent counsel's offices, with representatives of Martek's management, Allen & Co. and DSM's financial advisor, JP Morgan, present. Mr. Flanagan, the Chairman of the Martek Board, Mr. Dubin and representatives from DSM also held a meeting on December 1, 2010, at which time DSM's representatives advised Martek that DSM's proposal would be withdrawn if a transaction were not agreed upon by December 17, 2010.

        On December 5, 2010, Mr. Flanagan spoke to a representative of DSM to inform DSM that it needed to increase its proposed purchase price. Mr. Flanagan was told that DSM would submit a revised proposal on or about December 7, 2010, after a meeting of DSM's Supervisory Board.

        On December 8, 2010, DSM submitted a written proposal to Martek to acquire all of the Shares at a price of $31.50 per Share in cash, accompanied by a draft merger agreement prepared by its counsel, Cleary Gottlieb Steen & Hamilton LLP ("Cleary Gottlieb"). In a conversation with Mr. Flanagan, a representative of DSM stated that its increased purchase price assumed that there would be no "go shop" process, and its draft merger agreement reflected that position. In addition the draft merger agreement contemplated a prompt launch of a tender offer after execution of the merger agreement and a "no shop" provision subject to the right of the Martek Board to consider unsolicited offers and terminate the merger agreement in favor of a "superior proposal." The proposed merger agreement included a provision requiring that an alternative proposal be at least 6% higher than the per share purchase price contained in the merger agreement in order to constitute a "superior proposal." The proposed merger agreement also included a termination fee of 4%, a five-business day "matching right" that would allow DSM to match a "superior proposal" and a provision that excluded any obligation on DSM's part to agree to divestitures or other measures to obtain antitrust approval (thus imposing all "antitrust risk" on Martek). DSM expressly stated that its offer would expire on December 17, 2010.

        Following a meeting of the Martek Board on December 10, 2010, Mr. Flanagan spoke with representatives of DSM who stated that DSM was not prepared to raise its price but that DSM would be willing to discuss contract terms, and suggested that counsel speak directly. Mr. Dubin and representatives of Allen & Co. also spoke with representatives of DSM. Representatives of DSM reiterated that DSM's offer would be withdrawn if a transaction were not agreed to on or before December 17, 2010.

        On December 11, 2010, Hogan Lovells sent Cleary Gottlieb a revised draft merger agreement. Hogan Lovells' revised draft included, among other terms, a 60-day "go shop" period, elimination of the five-business day matching right, imposition of affirmative obligations on DSM to undertake divestitures and other remedies to obtain antitrust approval (thus shifting the "antitrust risk" from Martek to DSM), elimination of the requirement that an alternative proposal exceed the purchase price per share contained in the merger agreement by a minimum threshold amount in order to constitute a "superior proposal" and a lower, two-tier termination fee. Mr. Flanagan and Mr. Dubin separately called representatives of DSM and again requested a higher offer price. Mr. Dubin also expressed to DSM concerns over the contract terms proposed in the draft merger agreement. Representatives of Hogan Lovells called representatives of Cleary Gottlieb to discuss principal issues on the contract, including those described above. On December 12, 2010, Mr. Dubin spoke with a representative of DSM and agreed to permit "site visits" on December 14 and 15, 2010 and follow-up due diligence, on the basis that DSM had said it would be willing to negotiate the terms of its draft merger agreement.

        On December 13, 2010, Cleary Gottlieb sent Hogan Lovells a revised draft merger agreement. In that revised draft, DSM proposed a compromise position on antitrust risk, but maintained its position that there would be no "go shop" period, the tender offer would commence promptly after execution of the merger agreement and the matching right would remain at five business days. The revised draft left open the termination fee amount but again included the requirement that an alternative proposal exceed the purchase price per share contained in the merger agreement by a minimum threshold amount in order to constitute a "superior proposal" although the amount of such minimum threshold was left open.

        On December 14, 2010, DSM attended additional due diligence sessions at Hogan Lovells' Baltimore offices. Representatives of Hogan Lovells spoke to representatives of Cleary Gottlieb about principal agreement issues, and the representatives of Cleary Gottlieb indicated they were not authorized to negotiate any issues and would reserve negotiation until an in-person meeting the next day. The representatives of Hogan Lovells sent Cleary Gottlieb a revised draft merger agreement that continued to have a "go shop" feature with a lower termination fee structure, eliminated the DSM matching right, and eliminated the requirement of a minimum threshold increase for an alternative proposal to constitute a "superior proposal."

        On December 15, 2010, DSM held site visits at Martek's facilities in South Carolina and Kentucky. In addition, representatives of DSM, Martek, Hogan Lovells, Cleary Gottlieb, Morris, Nichols, Arsht & Tunnell LLP, counsel to the independent directors of Martek, Allen & Co. and JP Morgan met at Hogan Lovells' offices in Baltimore. At that session, Martek and DSM discussed possible compromises to the contract issues. Martek suggested that it would be willing to forgo a "go shop" provision but needed a meaningfully longer "window shop" period (especially because the winter holidays were approaching), a lower termination fee, a shorter period for a matching right and no minimum threshold increase required for an alternative proposal to constitute a "superior proposal." DSM stated that it was prepared to forgo the minimum threshold increase requirement for an alternative proposal to constitute a "superior proposal" but suggested that it would require that a "superior proposal" be fully financed. DSM also suggested a 5% termination fee, a small extension of time for the period of the tender offer, and a shifting of antitrust risk back to Martek. Various compromises were discussed, but no common ground was found on these terms. At the conclusion of the discussions DSM stated that it would present a package proposal before the Martek Board meeting scheduled for the next morning.

        On December 16, 2010, prior to a Martek Board meeting scheduled for that morning, representatives of Cleary Gottlieb called representatives of Hogan Lovells to convey a compromise package proposal on behalf of DSM. This proposal included a delay in the launch of the tender offer until at least January 10, 2011 and an agreement that the tender offer would expire no sooner than February 11, 2011 to permit a longer "window shop" period, a 3.5% termination fee, a shortening of the matching right to three business days, elimination of the minimum threshold increase and fully financed conditions for an alternative proposal to constitute a "superior proposal" and a limited sharing of antitrust risk. Representatives of Cleary Gottlieb advised that these terms were a "package" and that DSM would not entertain requests for changes to any of the terms.

        Following the Martek Board meeting on December 16, 2010, representatives of Hogan Lovells called representatives of Cleary Gottlieb to communicate the decision of the Martek Board to move forward with finalizing a transaction with DSM at $31.50 per share, based on DSM's proposed package, subject to satisfactory conclusion of contract negotiations. Later that day, Cleary Gottlieb delivered to Hogan Lovells a revised merger agreement reflecting DSM's package proposal.

        On December 17, 2010, DSM and Martek held further meetings, and Hogan Lovells and Cleary Gottlieb exchanged comments on the draft merger agreement.

        On December 18, 2010, Hogan Lovells delivered to Cleary Gottlieb a draft of the disclosure letter referred to in the merger agreement and a revised draft of the merger agreement.

        On December 19, 2010, Cleary Gottlieb sent a revised draft merger agreement to Hogan Lovells, and representatives of Hogan Lovells and representatives of Cleary Gottlieb discussed the revisions in the draft merger agreement. DSM and Martek discussed certain diligence items and further drafts of information for the disclosure letter were sent. Overnight, Cleary Gottlieb sent a further revised draft merger agreement to Hogan Lovells.

        On December 20, 2010, Hogan Lovells and Cleary Gottlieb discussed additional revisions to the proposed merger agreement. A final draft merger agreement was sent to the Martek Board that morning. DSM engaged in further in-person confirmatory diligence with Martek at Hogan Lovells' offices in Baltimore. Later that day, the Martek Board met by phone with representatives of Hogan Lovells, Morris Nichols and Allen & Co. Hogan Lovells reviewed with the Martek Board the final terms of the draft merger agreement. The Martek Board then unanimously adopted resolutions approving the merger agreement and recommending the Offer and the Merger. Following the meeting, the disclosure letter was finalized and delivered, and later that evening the merger agreement was signed. Prior to the opening of the financial markets in the Netherlands and the United States on December 21, 2010, Martek and DSM issued a joint press release announcing the signing of the merger agreement.

        Stockholders are encouraged to read the Section entitled "The Solicitation or Recommendation—Reasons for the Recommendation—Background" in the Schedule 14D-9 for further information regarding the events that led up to the Offer and the Merger from Martek's perspective.

11.  Purpose of the Offer and Plans for Martek; Merger Agreement and Other Agreements

        Purpose of the Offer and Plans for Martek.    The purpose of the Offer and the Merger is for DSM, through Purchaser, to acquire control of, and the entire equity interest in, Martek. The Offer, as a first step in the acquisition of Martek, is intended to facilitate the acquisition of all the Shares. Pursuant to the Merger, we will acquire all of the capital stock of Martek not purchased pursuant to the Offer, the top-up option or otherwise. Stockholders of Martek who sell their Shares in the Offer will cease to have any equity interest in Martek or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in Martek. On the other hand, after selling their Shares in the Offer or the subsequent Merger, stockholders of Martek will not bear the risk of any decrease in the value of Martek.

        Assuming Purchaser purchases a majority of the outstanding Shares pursuant to the Offer, we are entitled and currently intend to exercise our rights under the Merger Agreement to obtain pro rata representation on, and control of, the Martek Board. Following the Merger, the directors of Purchaser will become the directors of Martek. See "The Merger Agreement—Directors" below.

        In accordance with the Merger Agreement, if we accept for payment and pay for at least a majority of the outstanding Shares in the Offer (the time of such acceptance and payment, the "Acceptance Time"), we will acquire the remaining Shares pursuant to the Merger. Under the Merger Agreement, following our acceptance for payment of the Shares in the Offer, we have the option under the top-up option to purchase from Martek, subject to certain limitations, up to a number of additional Shares sufficient to cause DSM and Purchaser to own one Share more than 90% of the then outstanding Shares, on a fully diluted basis. See "The Merger Agreement—Top-Up Option" below.

        Under the Merger Agreement, if Purchaser acquires at least 90% of the total outstanding Shares either in the Offer or through the exercise of the top-up option, DSM and Purchaser will act to effect the Merger under the "short-form" merger provisions of Section 253 of the DGCL. See "The Merger Agreement—The Merger" below.

        We are conducting a detailed review of Martek and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of Martek during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Martek's business, operations, capitalization and management with a view of optimizing development of Martek's potential in conjunction with DSM's existing businesses. Possible changes could include changes in Martek's business, corporate structure, charter, by laws, capitalization, board of directors, management and dividend policy, although, except as disclosed in this Offer to Purchase and subject to the Merger Agreement, DSM and Purchaser have no current plans with respect to any of such matters.

        Except as disclosed in this Offer to Purchase, we do not have any present plans or proposals that would result in an extraordinary corporate transaction involving Martek or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in Martek's capitalization, corporate structure, business or composition of its management or board of directors.

The Merger Agreement

        The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC on January 13, 2011 (the "Schedule TO") and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—"Certain Information Concerning Martek." You are encouraged to read the full text of the Merger Agreement because it is the legal document that governs the Merger and certain aspects of the Offer. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual disclosures about Martek or the transactions contemplated in the Merger Agreement contained in public reports filed by Martek or DSM with the SEC.

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions to the Offer described in Section 13—"Conditions of the Offer" (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn prior to the Expiration Date.

        We are permitted to (without Martek's consent), and shall (a) extend the Offer for one or more periods of time in consecutive increments of up to ten (10) business days per extension if, at the time the Offer is scheduled to expire, any of the offer conditions are not satisfied or have not been waived, until such time as such offer conditions are satisfied (provided, that if at any such scheduled expiration of the Offer, the Minimum Tender Condition is not satisfied but all other offer conditions are satisfied or waived, then we shall not be required to extend the Offer for more than fifteen (15) business days in the aggregate) or (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer.

        If fewer than 90% of the Shares are tendered, we may elect to, or at the request of Martek be required to, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act of at least ten (10) business days.

        In any event, we are not required to extend the Offer beyond September 30, 2011 or any termination of the Merger Agreement. See Sections 1 and 13—"Terms of the Offer" and "Conditions of the Offer."

        Recommendation.    Martek has represented to us in the Merger Agreement that the Martek Board (at a meeting duly called and held) has duly and unanimously (a) approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (b) determined that the Merger Agreement, the Offer and the Merger are fair to, and in the best interests of, Martek and its stockholders, (c) resolved to recommend that Martek's stockholders accept the Offer and tender their Shares pursuant to the Offer, (d) resolved to recommend that Martek's stockholders adopt, to the extent required by Law, the Merger Agreement and (e) declared that the Merger Agreement is advisable (clauses (c) and (d) being collectively referred to as the "Company Recommendation"). Martek has also represented to us in the Merger Agreement that such resolutions are sufficient to render inapplicable to us any anti-takeover laws that may purport to be applicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

        Directors.    The Merger Agreement provides that, subject to the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, promptly upon the Acceptance Time and as long as DSM directly or indirectly beneficially owns at least a majority of the issued and outstanding Shares, Purchaser has the right to designate a number of directors of Martek, rounded up to the next whole number, that is equal to the product of the total number of directors on the Martek Board and the percentage that the number of Shares owned by Purchaser or any other subsidiary of DSM bears to the total number of Shares outstanding. Martek will promptly take all action necessary to provide Purchaser with such level of representation and cause Purchaser's designees to be so elected or appointed.

        Martek has also agreed in the Merger Agreement that individuals designated by Purchaser shall, as nearly as practicable, and to the extent permitted by applicable law, constitute at least the same percentage of each committee of the Martek Board (and of each board of directors and each committee thereof of each wholly-owned subsidiary of Martek) as the percentage of the entire board represented by the individuals designated by Purchaser.

        The Merger Agreement further provides that until the Effective Time certain actions of Martek may only be authorized by, and will require the authorization of, the directors of Martek who were directors on the date of the Merger Agreement and who are not officers of Martek or any subsidiary of Martek (the "Independent Directors") . If the number of Independent Directors is reduced below two for any reason, the remaining Independent Director shall be entitled to designate individuals to fill such vacancies or if no Independent Director remains, the other directors shall be entitled to designate two individuals to fill the vacancies who are not officers, stockholders or affiliates of Martek, any subsidiary of Martek, DSM or Purchaser.

        In the event Purchaser's designees are elected or appointed to the Martek Board as described above, the Merger Agreement requires that until the Effective Time the Martek Board shall have at least two Independent Directors.

        Upon consummation of the Merger, the directors of Purchaser shall be the directors of Martek, as the surviving corporation of the Merger.

        Top-Up Option.    Pursuant to the terms of the Merger Agreement, following the Acceptance Time and for so long as the Merger Agreement has not been terminated, if we acquire less than 90% of the Shares outstanding, we would have the option (the "top-up option") to purchase from Martek, subject to certain limitations, the number of authorized and not outstanding Shares equal to the number of Shares sufficient to cause DSM and Purchaser to own one Share more than 90% of the Shares then outstanding, taking into account those Shares outstanding after the exercise of the option, calculated on a fully diluted basis. The obligation of Martek to issue Shares upon the exercise of the top-up option is subject only to the conditions that (i) no law, judgment or other legal restraint (other than any listing requirement of any securities exchange) that has the effect of preventing the exercise of the top-up option or the issuance and delivery of the Shares shall be in effect and (ii) the number of Shares subject to the top-up option shall not exceed the aggregate of (x) the number of Shares held as treasury shares by Martek and any subsidiary of Martek plus (y) the number of authorized but unissued (and not reserved for issuance pursuant to the exercise of options or the settlement of restricted stock units) Shares, in each case as of immediately prior to the exercise of the top-up option. The price per Share payable under the top-up option would be equal to the Offer Price. The top-up option may be exercised by Purchaser, in whole but not in part, at any time at or within three (3) business days after the Acceptance Time. In addition, the purchase price payable in connection with the exercise of the top-up option may be paid by us, at our election, either (x) entirely in cash or (y) by paying an amount in cash equal to not less than the aggregate par value of the Shares purchased pursuant to the top-up option and by executing and delivering to Martek a promissory note, bearing interest at 5% annually, for the remainder.

        The Merger.    The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Martek, and Martek will be the surviving corporation. DSM and Purchaser and Martek have agreed in the Merger Agreement that, unless DSM and Purchaser effect a short-form merger pursuant to the DGCL, Martek will hold a special meeting of its stockholders as soon as practicable following the expiration of the Offer for the purpose of adopting the Merger Agreement. DSM and Purchaser have agreed that, at the special meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by DSM or any of its direct or indirect subsidiaries will be voted in favor of adopting the Merger Agreement.

        The Merger Agreement further provides that, notwithstanding the foregoing, if following consummation of the Offer, any subsequent offering period, or the exercise of the top-up option, DSM and Purchaser (together with any other direct or indirect subsidiaries of DSM) hold in the aggregate at least 90 percent of the outstanding Shares, each of DSM, Purchaser and Martek will take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after consummation of the Offer, as a short-form merger pursuant to Section 253 of the DGCL without a meeting of the stockholders of Martek.

        Charter, Bylaws, Directors and Officers.    At the Effective Time, (i) the certificate of incorporation of Martek will be amended to read as set forth in Exhibit B of the Merger Agreement and (ii) the bylaws of Purchaser shall be the bylaws of Martek, except that such bylaws will be amended to reflect that the name of the surviving corporation will be Martek Biosciences Corporation; provided that DSM will cause the bylaws and certificate of incorporation to contain provisions necessary to comply with the indemnification requirements set forth in the Merger Agreement. See "The Merger Agreement—Indemnification and Insurance" below. The directors of Purchaser and the officers of Martek immediately prior to the Effective Time will be the initial directors and officers of Martek as the surviving corporation.

        Conversion of Shares.    Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of Martek, owned by DSM or any direct or indirect subsidiary of DSM or Martek, or held by stockholders who properly exercise appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of DSM, Purchaser, Martek or the holder of such Share, be converted at the Effective Time into the right to receive from Purchaser the Merger Consideration, payable to such holder upon surrender of the certificate formerly representing such Shares, without interest and less any required withholding taxes. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into common stock of Martek), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares occurring prior to the Effective Time. At the Effective Time, each Share held in the treasury of Martek and each Share owned by DSM or any direct or indirect subsidiary of DSM or Martek will be automatically canceled, and no payment or distribution will be made with respect to such Shares. At the Effective Time, each share of Purchaser's common stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the surviving corporation. The Shares of stockholders who properly exercise their appraisal rights shall not be converted into the right to receive the Merger Consideration, but rather the holders of such Shares shall be entitled to be paid in cash the fair value of their Shares in accordance with Section 262 of the DGCL.

        Treatment of Equity Awards.    The Merger Agreement provides that the Martek Board shall take such actions so that, at the Effective Time, and without any action on the part of any holder of any outstanding option, whether vested or unvested, exercisable or unexercisable, each option that is outstanding and unexercised immediately prior thereto shall vest and become fully exercisable in accordance with the terms and conditions of the applicable Stock Plan (as defined in the Merger Agreement) under which such option was granted and the applicable stock option agreement for such option. At the Effective Time, each such option shall terminate and be canceled and each holder of an option will be entitled to receive an amount equal to the excess, if any, of the Offer Price, without interest, over the exercise price per Share of such option, less any required withholding taxes. If the exercise price per share of any option equals or exceeds the Merger Consideration, such amount shall be zero.

        The Merger Agreement further provides that the Martek Board shall take such actions so that, at the Effective Time, each restricted stock unit that is outstanding under any Stock Plan immediately prior to the Effective Time, whether or not then vested or earned, shall without any action on the part of the holder thereof, immediately prior to the Effective Time be vested and thereafter solely represent the right to receive from Purchaser, without interest, the Merger Consideration. As described below, restricted stock units anticipated to be awarded after the date of the Merger Agreement in the ordinary course of business in accordance with past practice of Martek to certain employees of Martek will not be so awarded and, in lieu thereof, such employees will receive, under an employee bonus plan to be adopted for the surviving corporation effective as of the Effective Time, cash bonus payments to vest and be paid out to such employees who remain employed with the surviving corporation, Purchaser, or affiliate of Purchaser, on such date or dates as are fixed in such employee bonus plan.

        Representations and Warranties.    In the Merger Agreement, Martek has made customary representations and warranties to DSM and Purchaser with respect to, among other matters, organization and qualification, capitalization, authority, the vote of Martek's stockholders required to approve the Merger, consents and approvals, its compliance with law, subsidiaries, permits, public filings, financial statements, the absence of any Company Material Adverse Effect (as defined below), litigation, employee benefit plans, labor and employment matters, insurance, properties, tax matters, regulatory compliance, information to be included in this Offer to Purchase and any other ancillary documents related to the Offer (collectively, the "Offer Documents"), the Schedule 14D-9 and in any proxy or information statement to be sent to stockholders in connection with the Merger, intellectual property, environmental matters, material contracts, affiliate transactions, anticorruption, the opinion of financial advisor, and brokers' fees. Each of DSM and Purchaser has made customary representations and warranties to Martek with respect to, among other matters, organization and qualification, authority, consents and approvals, litigation, information to be included in the Schedule 14D-9 and the Offer Documents, brokers' fees and availability of funds.

  •
  As defined in the Merger Agreement, and for purposes of the Offer, "Company Material Adverse Effect" means any event, condition, change, occurrence or development of a state of circumstances that, individually or when taken together with all other events, conditions, changes, occurrences or developments of a state of circumstances that exist at the date of determination of the Company Material Adverse Effect, has a material adverse effect on (i) the business, assets, liabilities, condition (financial or otherwise) or results of operations of Martek and its subsidiaries considered as a single enterprise or (ii) the ability of Martek to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement; provided, however, that in determining whether there has been or will be a Company Material Adverse Effect for the purposes of clause (i) there shall not be included or taken into account any event, condition, change, occurrence or development of a state of circumstances to the extent attributable to or resulting from any of the following:

  •
  (A) general political, economic or market conditions or general changes or developments in the industry in which the Martek and each of its subsidiaries operates to the extent such conditions do not have a materially disproportionate effect on Martek and its subsidiaries considered as a single enterprise, relative to other companies operating in such industry,

  •
  (B) acts of terrorism or war (whether or not declared) or natural disasters to the extent such conditions do not have a materially disproportionate effect on Martek or its subsidiaries considered as a single enterprise, relative to other companies operating in such industry,

  •
  (C) execution or performance of the Merger Agreement or the announcement or pendency of the Offer, the Merger and the other transactions contemplated by the Merger Agreement,

    •
    (D) changes in applicable law or any applicable accounting regulations or principles or the interpretations thereof to the extent that such conditions do not have a materially disproportionate effect on Martek and its subsidiaries considered as a single enterprise, relative to other companies operating in its industry,

    •
    (E) changes in the price or trading volume of Martek's stock, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso),

    •
    (F) any failure by Martek to meet public or internal revenue, earnings or other projections, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso), or

    •
    (G) the taking of any action required by the Merger Agreement or the failure to take any action prohibited by the Merger Agreement.

        The Merger Agreement and this summary of the representations and warranties contained in the Merger Agreement are not intended to be, and should not be relied upon as, disclosures regarding and facts and circumstances relating to Martek or DSM. The representations and warranties contained in the Merger Agreement have been negotiated with the principal purpose of establishing the circumstances in which Purchaser may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and to allocate risk between the parties, rather than establish matters as facts. The representations and warranties also may not be accurate or complete as of any specified date and may be subject to a contractual standard of materiality different from those generally applicable to stockholders.

        Covenants.    The parties have agreed to a number of customary covenants in the Merger Agreement, including among others the covenants described below.

        Conduct of Business.    The Merger Agreement obligates Martek and its wholly-owned subsidiaries, from the date of the Merger Agreement until the Effective Time, to conduct their operations according to their ordinary and usual course of business consistent with past practices, and to use commercially reasonable efforts to maintain and preserve intact their business organizations. The Merger Agreement also contains specific restrictive covenants as to certain activities of Martek prior to the Effective Time, which provide that Martek will not take certain actions, except (i) as specified in the Company Disclosure Letter (as defined in the Merger Agreement), (ii) with the prior written approval of DSM (not to be unreasonably withheld, delayed or conditioned), (iii) as required by law or (iv) as expressly required by the Merger Agreement, including, among other things and subject to certain exceptions and materiality thresholds, acquiring or selling material assets or entering into, terminating, canceling or materially modifying certain commitments, transactions, lines of business or other agreements material to Martek's business, making acquisitions, amending Martek's certificate of incorporation or bylaws, declaring or paying any dividends, reclassifying or redeeming its securities, issuing or selling its securities or granting options, incurring any indebtedness or making any loans, entering into or amending any employment, severance or similar agreements, entering into any collective bargaining agreement, making any changes in tax reporting or accounting methods, commencing or settling litigation, paying or discharging liabilities, authorizing or making any capital expenditures exceeding $500,000 that have not been included in Martek's 2011 capital expenditure plan, entering into any new licenses other than non-exclusive licenses made in the ordinary course, entering into non-competition agreements, failing to keep in force insurance policies or agreeing to take any of the foregoing actions.

        No Solicitation.    In the Merger Agreement, Martek has agreed not to, and to cause its subsidiaries, officers, directors and employees not to, and to not authorize or permit any of its representatives and agents to, directly or indirectly, until the Effective Time (or the earlier termination of the Merger Agreement): (a) solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal (as defined below), (b) participate or engage in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or knowingly take action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, such Takeover Proposal or (c) release any third party from any confidentiality agreement entered into in connection with any Takeover Proposal or potential Takeover Proposal or any standstill agreement or standstill provision to which Martek is a party, fail to reasonably enforce or grant any material waiver, request or consent to any Takeover Proposal under any such confidentiality or standstill agreement. Martek further agreed to terminate any existing solicitation, encouragement, activity, discussion or negotiation with respect to any Takeover Proposal conducted by it, its subsidiaries or their respective representatives prior to the date of the Merger Agreement and to instruct the return or destruction of all information provided by or on behalf of Martek to any person who executed a confidentiality agreement relating to a Takeover Proposal prior to the date of the Merger Agreement.

        Notwithstanding the foregoing, if, prior to the acceptance for payment of Shares, in response to an unsolicited written Takeover Proposal received after December 20, 2010 from a third party that does not violate the Merger Agreement and that the Martek Board determines in good faith (after consultation with its financial advisor) is, or would reasonably be expected to result in or lead to, a Superior Proposal (as defined below) and (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to violate the fiduciary duties of the Martek Board to Martek's stockholders under applicable law, Martek and its representatives may (i) furnish information with respect to Martek to the person making such Takeover Proposal and its representatives pursuant to a confidentiality agreement containing terms no less favorable in the aggregate to Martek than the terms of the Confidentiality Agreement (as defined below) (except for an additional provision that expressly permits Martek to comply with the provisions of Section 6.8 of the Merger Agreement), provided, that a copy of all such information is delivered substantially concurrently to DSM to the extent it has not previously been so furnished to DSM and (ii) engage in such negotiations or discussions with the third party that made such Takeover Proposal as the Martek Board shall determine (including solicitation of a revised Takeover Proposal from such third party). Martek shall give DSM written notice (which notice shall contain the identity of the person making such Takeover Proposal, a copy of the Takeover Proposal if it is in writing or otherwise a description of the material terms and conditions thereof and a statement to the effect that the Martek Board has made the determination noted above in respect of such Takeover Proposal and that Martek intends to furnish non-public information to, or enter into discussions or negotiations with, such person making such Takeover Proposal) prior to taking the actions in clause (i) or (ii) above, and in any event shall not take any of such actions with respect to a Takeover Proposal within the twenty-four hours immediately following delivery of notice by Martek of a meeting of the Martek Board at which the Martek Board is reasonably expected to consider such Takeover Proposal.

        The Merger Agreement provides that, except as described below, Martek may not (i) withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to DSM or Purchaser (including pursuant to the Schedule 14D-9 or the Proxy Statement or any amendment thereto) the Company Recommendation, (ii) approve or recommend (or propose publicly to approve or recommend) a Takeover Proposal (any of the foregoing in clause (i) or (ii), a "Company Change in Recommendation") or (iii) authorize Martek to, and Martek shall not, enter into any agreement, agreement-in-principle or letter of intent with respect to, or accept, any Takeover Proposal.

        Notwithstanding the provisions described in the immediately preceding paragraph, at any time prior to the Acceptance Time, if the Martek Board (or the applicable committee thereof) has received a Takeover Proposal (that has not been withdrawn) that constitutes a Superior Proposal and such Takeover Proposal shall not have resulted from a breach of the Merger Agreement, the Martek Board (or the applicable committee thereof) may (i) make a Company Change in Recommendation, and/or (ii) to the extent permitted under the Merger Agreement, cause Martek to terminate the Merger Agreement to authorize and allow Martek substantially concurrently to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal if:

  •
  (A) the Martek Board (or the applicable committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to violate the fiduciary duties of the Martek Board to Martek's stockholders under applicable law;

  •
  (B) prior to the Martek Board taking any such action, Martek shall have (x) provided to DSM a written notice, which notice shall (1) state that Martek has received a Takeover Proposal which Martek has determined is a Superior Proposal and that Martek intends to take such action and (2) include the identity of the person making such Superior Proposal, the most current written draft agreement relating to the transaction that constitutes such Superior Proposal and all related transaction agreements to which Martek would be a party, and (y) given such notice to DSM at least three (3) business days prior to taking any such action (it being understood that any material amendment to the terms of such Superior Proposal shall require a new notice and a new three (3) business day period) and given DSM during such three (3) business day period the opportunity to meet or negotiate with the Martek Board and its outside legal counsel (and, if DSM has so requested, shall have met and negotiated with DSM in good faith) with respect to any modification of the terms and conditions of the Merger Agreement proposed by DSM that, if made, would obviate the need for Martek to take the actions specified in clauses (i) or (ii) above; and

  •
  (C) DSM shall not have made, within three (3) business days after receipt of such notice, a proposal to amend the terms contemplated by the Merger Agreement that the Martek Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is at least as favorable from a financial point of view to Martek's stockholders as such Superior Proposal.

The Martek Board may also make a Company Change in Recommendation at any time prior to the Acceptance Time in the absence of a Takeover Proposal if a material event or change in circumstances has occurred after December 20, 2010 that was not known or reasonably foreseeable by Martek prior to December 20, 2010 (or, if known, the material consequence of which could not reasonably have been known to or understood by the Martek Board as of December 20, 2010) and the Martek Board (or the applicable committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to violate the fiduciary duties of the Martek Board to the Martek stockholders under applicable law.

        Notwithstanding the foregoing, nothing contained in the Merger Agreement shall prohibit Martek or the Martek Board from (i) taking and disclosing to the Martek stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the Martek stockholders, if in the good faith judgment of the Martek Board (after consultation with its outside legal counsel), failure to do so would violate its obligations under applicable law (including the Martek Board's duties of good faith and candor to the stockholders) subject to compliance with any applicable requirements of the Merger Agreement.

        Under the Merger Agreement: "Takeover Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined under Section 13(d) of the Exchange Act) (other than us or any of our affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, dissolution, direct or indirect business combination, asset acquisition, exclusive license, tender or exchange offer or other similar transaction involving Martek or any of its subsidiaries of (A) the assets or businesses that constitute or represent 25% or more of the total revenue, operating income, research and development budget, or assets of Martek and its subsidiaries, taken as a whole, (B) 25% or more of the outstanding Shares or any other Martek capital stock or capital stock of, or other equity or voting interests in, any Martek subsidiary directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (C) pursuant to which the stockholders of Martek immediately preceding such transaction hold less than 75% of the voting equity interest in the surviving or resulting entity of such transaction, or (D) any combination of the foregoing; and "Superior Proposal" means any bona fide written offer in respect of a Takeover Proposal (provided, that for the purposes of this definition all references to 25% in the definition of Takeover Proposal shall be replaced by references to a "majority" and all references to 75% shall be to 25%) received by Martek after December 20, 2010 (A) that is not the result of a breach or violation of the Merger Agreement and (B) on terms that the Martek Board determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the ability to finance the proposal, the identity of the person or persons making the proposal and other aspects of the proposal that the Martek Board deems relevant, (1) would, if consummated, result in a transaction that is more favorable from a financial point of view to Martek's stockholders than the Offer, the Merger and the other transaction contemplated by the Merger Agreement (including the terms of any proposal made by DSM to modify the terms of the transactions contemplated by the Merger Agreement) and (2) is reasonably likely to be completed on the terms proposed in a timely fashion.

        No Solicitation by DSM of Martek Employees.    In the Merger Agreement, we have agreed that, from the date of the Merger Agreement until the date that is the earlier of (a) the Closing Date (as defined in the Merger Agreement) or (b) twelve months after the termination of the Merger Agreement in accordance with the terms thereof, we shall not, and shall cause our subsidiaries and controlled affiliates not to, directly or indirectly, solicit to employ or employ any of the officers or other employees of Martek or its subsidiaries to whom we were introduced or otherwise had contact with or learned about in connection with the transactions contemplated by the Merger Agreement, except for any solicitation or employment resulting from (i) general advertisements for employment not specifically targeted at officers or employees of Martek or its subsidiaries (and individuals responding to such advertisements), (ii) unsolicited inquiries about employment or contract opportunities or possibilities at DSM, its subsidiaries or controlled affiliates from recruiters or other similar agents who have not been directed to solicit Martek's or its subsidiaries' employees (and individuals responding to such inquiries), or (iii) individuals who cease to be employed by Martek or its subsidiaries other than as a result of a violation of such non-solicitation requirement.

        Employee Matters.    In the Merger Agreement, we have agreed with Martek that through the end of 2011, we will cause the surviving corporation to provide individuals employed by Martek on the date of the Merger Agreement ("Current Employees") with (i) the benefit of certain employee benefit plans identified in the Merger Agreement at benefit levels that are no less than those in effect on December 20, 2010 and (ii) salary, annual bonus opportunity and employee benefits (excluding any equity based compensation) in the aggregate no less favorable than those benefits currently provided by Martek and its subsidiaries to such employees (in case of benefits, such employees are considered as a group).

        The Merger Agreement provides that from and after the Effective Time, the surviving corporation shall honor the employee benefit plans that Martek has in effect immediately prior to the Effective Time.

        Services rendered by Current Employees to Martek prior to the Effective Time will be taken into account by the employee benefit plans of Purchaser and its subsidiaries in which such Current Employees participate in the same manner as such services were taken into account by Martek, for vesting and eligibility purposes (but not for benefit accrual), under such employee benefit plans.

        The Merger Agreement further provides that the foregoing obligations shall not prevent the amendment or termination of any employee benefit plan in accordance with its terms or if required by applicable law or limit the right of Purchaser, the surviving corporation or any of their subsidiaries to terminate the employment of any Current Employee or Current Employees, and that the applicable provisions of the Merger Agreement are not intended to create any third-party beneficiary rights in any present or former employee, service provider, or any such person's alternative payees, dependents or beneficiaries, whether in respect of continued employment or resumed employment, compensation, benefits, terms of employment, or otherwise, with the exception of the treatment of existing options and restricted stock units as described above.

        Indemnification and Insurance.    In the Merger Agreement, DSM and Purchaser have agreed that all rights of indemnification currently existing in favor of any present and former directors, officers of Martek or any subsidiary of Martek, or any employee of Martek or any subsidiary of Martek or who acts as a fiduciary under any of Martek's employee benefit plans, as provided in the Company's certificate of incorporation or bylaws or pursuant to any other agreement in effect as of December 20, 2010, shall survive the Merger and shall remain in full force and effect, and the surviving corporation shall honor and fulfill in all respects such rights to indemnification. In addition, DSM and Purchaser have agreed that the certificate of incorporation and bylaws of the surviving corporation in the Merger will contain provisions no less favorable with respect to the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws of Martek as of the date of the Merger Agreement.

        The Merger Agreement further provides that Martek shall maintain its officers' and directors' liability insurance policies, in effect on the date of the Merger Agreement (the "D&O Insurance"), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time. Martek may cause coverage to be extended by obtaining a six-year "tail" prepaid policy on the D&O Insurance to satisfy this insurance obligation at a cost per year covered for such tail policy not to exceed 300 percent of the current annual premium for Martek's directors' and officers' liability insurance policies. Under the terms of the Merger Agreement, such insurance coverage is required to be maintained only to the extent that the coverage can be maintained at an aggregate cost of not greater than 300 percent of the current annual premium for Martek's directors' and officers' liability insurance policies.

        Reasonable Best Efforts.    The Merger Agreement provides that, subject to its terms and conditions, each of Martek, Purchaser and DSM will use its reasonable best efforts to take, or cause to be taken, such action and to do, or cause to be done, such things necessary, proper or advisable under applicable laws and regulations to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (i) obtaining all permits, consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties of the Offer, the Merger and the other transactions, (ii) the taking of such commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a governmental authority, (iii) the obtaining of all necessary consents from third parties, (iv) contesting and resisting and seeking to have vacated, lifted, reversed or overturned, any judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Offer, the

Merger or the other transactions and (v) the execution and delivery of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of the Merger Agreement.

        Pursuant to the Merger Agreement, Martek, Purchaser and DSM have agreed to supply any additional information that reasonably may be required or requested by the Federal Trade Commission ("FTC"), the Department of Justice ("DOJ"), or the governmental authorities of any other applicable jurisdiction in which a filing is made under any other Antitrust Laws (as defined in the Merger Agreement), and to take all actions reasonably necessary to cause the waiting periods under the HSR Act and any other applicable Antitrust Laws to terminate or expire as soon as practicable. Martek, Purchaser and DSM have also agreed to (i) promptly inform each other of any communication from any governmental authority, and (ii) if permitted or not objected to by the relevant governmental authority, permit the other party to participate in any meeting, telephone conversation or other similar communication on substance that such party has with a governmental authority regarding Antitrust Laws.

        DSM has agreed to take any and all action required by a governmental authority in respect of an antitrust law that is necessary to ensure that no such governmental authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement, or to ensure that no such governmental authority with the authority to clear, authorize or otherwise approve the consummation of the transactions contemplated by the Merger Agreement, fails to do so by September 30, 2011. However, this obligation does not require DSM to take, or cause to be taken, any Divestiture Action (as defined in the Merger Agreement) that it determines in its reasonable judgment would be reasonably likely to have a fundamental and adverse impact on the business of, or DSM's strategy with respect to, the combined nutrition businesses of DSM and Martek.

        Takeover Laws.    Martek has agreed, to the extent permitted by applicable law, (i) to take all actions necessary so that no "moratorium," "control share acquisition," "business combination," "fair price" or other anti-takeover laws becomes applicable to the transactions contemplated by the Merger Agreement and (ii) if any such anti-takeover law becomes applicable to the transactions contemplated by the Merger Agreement, take all actions necessary so that such transactions may be consummated as promptly as practicable.

        Notification of Certain Matters.    Martek has agreed to give prompt notice to DSM, and DSM has agreed to give prompt notice to Martek, upon obtaining knowledge of the occurrence or non-occurrence of any event which is reasonably likely to result in the failure of such party to comply with or satisfy any condition of the Offer.

        Approval of Compensation Actions.    The Merger Agreement provides that, prior to the Acceptance Time, Martek shall take any action necessary to ensure that any Company Arrangements (as defined in the Merger Agreement) have been approved as contemplated by Rule 14d-10 under the Exchange Act.

        Conditions to Consummation of the Merger.    Pursuant to the Merger Agreement, our and Martek's obligations to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions: (a) unless the Merger is consummated as a short-form merger, the Merger Agreement shall have been adopted by the affirmative vote of the holders of at least a majority of the issued and outstanding Shares, (b) no judgment, ruling, order, writ, injunction or decree issued by a court of competent jurisdiction or any statute, law, ordinance, rule or regulation or other legal restraint or prohibition shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof provided that the party seeking to assert this condition shall have used those efforts required under the Merger Agreement to resist, lift or resolve such judgment, ruling, order, writ, injunction or decree, statute, law, ordinance, rule or regulation or other legal restraint or prohibition, and (c) Purchaser shall have accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered (and not withdrawn) pursuant to the Offer.

        Termination.    The Merger Agreement provides that it may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after the Merger Agreement has been adopted by the Martek stockholders:

        (a)   by mutual written consent of us and Martek;

        (b)   by either DSM or Martek, if (i) Purchaser has not accepted for payment and paid for the Shares pursuant to the Offer by September 30, 2011, or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of the Merger Agreement without any Shares being purchased. However, termination as described in this subparagraph (b) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement caused or resulted in such events;

        (c)   by either DSM or Martek, if any judgment issued or law enacted by a governmental authority of competent jurisdiction that permanently prohibits or makes the Merger or the Offer illegal is in effect and has become final and non-appealable; provided that termination as described in this subparagraph (c) shall not be available to any party unless such party shall have used its commercially reasonable efforts to resist, lift or resolve any such judgment, law or other legal restraint or prohibition;

        (d)   by DSM prior to the acceptance of Shares for payment in the Offer, if (i) the Martek Board or any committee thereof has effected a Company Change in Recommendation (which termination right shall expire ten (10) business days after the last date upon which the Martek Board makes such Company Change in Recommendation), (ii) after a tender offer or exchange offer is commenced that, if successful, would result in any person or "group" (as defined under Section 13(d) of the Exchange Act) other than us becoming a beneficial owner of 20% or more of the outstanding Shares, and the Martek Board has failed to recommend that the Martek stockholders not tender their Shares in such tender or exchange offer within ten (10) business days after commencement of such tender offer or exchange offer, (iii) the Martek Board has failed to reconfirm the Company Recommendation promptly and in any event within ten (10) business days following our reasonable request to do so, (iv) Martek has violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) in any material respect any provision of the no solicitation requirements described above, or (v) if Martek shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of the conditions described below in clauses (iii)(D) and (iii)(E) in Section 13—"Conditions of the Offer" and is incapable of being cured or has not been cured by Martek within 30 calendar days after written notice has been given by us of such breach or failure to perform; or

        (e)   by Martek, if (i) prior to the acceptance of Shares for payment in the Offer, in order to substantially concurrently enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal pursuant to and in accordance with the no solicitation provisions described above and prior to or simultaneously with such termination Martek pays to DSM by wire transfer in immediately available funds the Termination Fee (as described below); or (ii) DSM has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform, (A) in the case of representations or warranties, has had or would reasonably be expected to have a material adverse effect on the ability of DSM or Purchaser to perform its obligations under the Merger Agreement or consummate the Offer and related transactions and (B) is incapable of being cured or has not been cured by DSM within 30 calendar days after written notice has been given by Martek of such breach or failure to perform.

        In the event that the Merger Agreement is terminated, Purchaser shall promptly, irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, or the Merger Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause the Depositary, acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.

        Fees and Expenses.    Except as described below with respect to the Termination Fee, each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, other than the payment of any applicable filing fee in connection with the HSR Act or other applicable antitrust laws, which will be paid by us.

        As described in greater detail below, in the event that the Merger Agreement is terminated under certain circumstances described under "Termination" above, Martek has agreed to pay DSM a termination fee of $38,000,000 (the "Termination Fee"). Martek has agreed to pay to us the Termination Fee if the Merger Agreement is terminated (a) under the circumstances described above in subparagraph (e)(i) under "Termination," (b) under the circumstances described above in subparagraph (d) under "Termination"(other than pursuant to clauses (iv) or (v)), and (c) under the circumstances described above in subparagraph (b) and subparagraph (d)(iv) and (d)(v) under "Termination" if (x) at any time on or after the date of the Merger Agreement and prior to such termination a Takeover Proposal shall have been made to the Martek Board or publicly announced and in each case not irrevocably withdrawn prior to such termination and (y) within twelve months after the date of such termination, Martek enters into a contract with respect to any transaction specified in the definition of "Takeover Proposal" as defined under "Non Solicitation" above or any such transaction is consummated by Martek (except that references in such definition to 25% and 75% shall be replaced by 50%).

        Amendment.    The Merger Agreement may be amended by the parties, by an instrument in writing signed on behalf of each of the parties, at any time (subject, in the case of Martek, to an amendment requiring the approval of the Independent Directors as described under "Directors" above) before or after approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by our board of directors or the Martek Board, but after adoption of the Merger Agreement by the Martek stockholders, no amendment may be made for which the DGCL requires the further approval of the Martek stockholders without such further approval.

        Waiver.    At any time prior to the Effective Time, any party to the Merger Agreement (subject, in the case of Martek, to certain actions requiring the approval of the Independent Directors, as described under "Directors" above) any failure of any of the parties to comply with any obligation, covenant, agreement or condition contained in the Merger Agreement may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

Other Agreements

        Confidentiality Agreement.    Prior to entering into the Merger Agreement, Martek and DSM entered into a mutual confidentiality agreement, with effect as of December 8, 2009, as previously amended (the "Confidentiality Agreement"). As a condition to being furnished confidential information of the other party, in the Confidentiality Agreement, each of DSM and Martek agreed, among other things, to keep such confidential information confidential and to use it only for specified purposes. The

Confidentiality Agreement also contained a customary "standstill" provision that does not apply to the Offer or the Merger. The foregoing summary is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

        Employee Bonus Plan.    Pursuant to the Merger Agreement, effective as of the Effective Date, DSM shall cause the surviving corporation to adopt an employee bonus plan for the benefit of certain identified company employees under which those of such company employees who remain employed by the surviving corporation or DSM or any affiliate of DSM on such date or dates as are fixed in the bonus plan would receive bonus payments of specified amounts in lieu of, and of approximate equivalent value to, restricted stock units that such employees may have received after the date of the Merger Agreement in the ordinary course of business consistent with past practice. The precise features of the bonus plan will be determined at or around the Effective Date.

        First Amended and Restated ARA Alliance, Purchase, and Production Agreement.    On July 13, 2009, DSM Food Specialties B.V. ("DSM Food Specialties"), an affiliate of DSM, and Martek entered into the First Amended and Restated ARA Alliance, Purchase, and Production Agreement (the "Restated ARA Agreement"). The Restated ARA Agreement amended and restated the long-term supply agreement originally entered into by DSM Food Specialties and Martek in 2004, which itself replaced a 10-year supply agreement entered into by Martek and a predecessor to DSM Food Specialties in 1996. The Restated ARA Agreement establishes the commercial terms between the parties related to the cross-licensing, purchase, supply and production arrangements related to ARA, a long-chain fatty acid that Martek sells as an infant formula ingredient. The Restated ARA Agreement extended the original supply term through December 31, 2023 and amended, consolidated and restated all existing agreements between the two parties. Among other things, the Restated ARA Agreement established ARA pricing for calendar years 2009 through 2014. For the establishment of the 2009 through 2014 ARA pricing and related contractual provisions, Martek paid DSM approximately $11.0 million. While, subject to certain limited exceptions, Martek is committed to purchasing all of its ARA requirements from DSM through the term of the Restated ARA Agreement, the Restated ARA Agreement also sets minimum ARA purchase quantities for Martek in calendar year 2011. Martek's purchases from DSM in 2009 and 2010 totalled approximately $197 million. The value of the minimum purchase requirements for calendar year 2011 is approximately $87-88 million. This minimum purchase quantity approximates the amount expected to be consumed by Martek in the normal course of business during 2011. The preceding summary of the Restated ARA Agreement does not purport to be complete and is qualified in its entirety by reference to the Restated ARA Agreement, which has been filed as an Exhibit to the Schedule TO and is incorporated herein by reference.

        Effects of Inability to Consummate the Merger.    If, following the consummation of the Offer, the Merger is not consummated for any reason (see above—"The Merger Agreement—Conditions to Consummation of the Merger"), DSM, which owns 100% of the common stock of Purchaser, will indirectly control the Shares acquired by Purchaser pursuant to the Offer, as well as any other Shares held by DSM or its subsidiaries. Under the Merger Agreement, promptly following payment by Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to Section 14(f) of the Exchange Act and applicable Nasdaq rules and regulations regarding director independence, Martek has agreed to take all actions necessary to cause a pro rata portion (based on the percentage of outstanding shares acquired by Purchaser) of the directors of Martek to consist of persons designated by Purchaser (see above—"The Merger Agreement—Directors"). As a result of its ownership of such Shares and right to designate nominees for election to the Martek Board, DSM indirectly will be able to influence decisions of the Martek Board and the decisions of Purchaser as a stockholder of Martek. This concentration of influence in one stockholder may adversely affect the market value of the Shares.

        If we control more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, stockholders of Martek, other than those affiliated with DSM, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval.

12.  Source and Amount of Funds

        DSM, the ultimate parent company of Purchaser, will provide Purchaser with sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger. We estimate that the total amount of funds necessary to purchase all outstanding shares of Martek pursuant to the Offer and the Merger will be approximately $1.09 billion, which will be used to pay stockholders of Martek and holders of Martek's other equity-based interests. We expect to fund these payments with funds provided by DSM to Purchaser, either as a capital contribution or as an intercompany loan. (The terms of any such intercompany loan have not yet been determined.) DSM will obtain such funds from cash on hand and/or cash generated from general corporate activities. As of September 30, 2010, DSM had approximately EUR1.88 billion (which, for illustrative purposes only, is approximately $2.44 billion based on current exchange rates) in cash and cash equivalents on hand. DSM and Purchaser do not have any alternative financing plans or arrangements. The Offer is not conditioned upon any financing arrangements.

13.  Conditions of the Offer

        Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, only after complying with any obligation to extend the Offer pursuant to the Merger Agreement, may terminate the Offer, if:

  (i)
  at the expiration of the Offer the Minimum Tender Condition is not satisfied;

  (ii)
  at the expiration of the Offer or immediately prior to such payment the Antitrust Condition is not satisfied;

  (iii)
  any of the following conditions shall exist at the time of expiration of the Offer or immediately prior to such payment:

  A.
  any judgment, ruling, order, writ, injunction, or decree issued by a court of competent jurisdiction or by a governmental authority, or any statute, law, ordinance, rule or regulation shall be in effect that would (1) make the Offer or the Merger illegal, (2) otherwise prevent the consummation thereof or (3) impose any limitations on the ownership or operation by DSM (or any of its subsidiaries) of all or any portion of the businesses or assets of DSM, Martek or any of their respective subsidiaries, or to compel DSM, Martek or any of their respective subsidiaries to dispose of or hold separate any portion of the businesses or assets of DSM, Martek or any of their respective subsidiaries, other than in the case of this clause (3), such Divestiture Actions as DSM is required to accept or effect pursuant to Section 6.3(c) of the Merger Agreement;

  B.
  any suit, action or proceeding shall have been commenced and be pending by any United States federal or state or foreign governmental authority of competent jurisdiction wherein a judgment, ruling, order, writ, injunction, or decree would have any of the effects referred to in paragraph (A) above;

  C.
  since the date of the Merger Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

  D.
  (1) any representation and warranty of Martek set forth in Section 3.2, Section 3.3(a) or Section 3.3(b) of the Merger Agreement (generally dealing with the capitalization of Martek and the authority of Martek to enter into, and the due authorization of, the Merger Agreement and all the transactions contemplated thereby) shall not be true and correct in all material respects as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time) or (2) any other representation and warranty of Martek set forth in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of clause (2) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for this purpose all references to the term "Company Material Adverse Effect" and other qualifications based on the word "material," except for the reference to the term "Company Material Adverse Effect" in Section 3.6 of the Merger Agreement, shall be disregarded);

    E.
    Martek shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Martek to be performed or complied with by it under the Merger Agreement prior to such time;

    F.
    Martek fails to deliver to us a certificate signed by a senior executive officer of Martek dated the date on which the Offer expires certifying that the conditions specified in clauses (D) and (E) of this paragraph (iii) do not exist; or

    G.
    the Merger Agreement shall have been terminated in accordance with its terms;

which, in our sole and reasonable judgment, in any such case, makes it inadvisable to proceed with such acceptance for payment or payment.

        Subject to the Merger Agreement and applicable law, we expressly reserve the right, at any time or from time to time prior to the expiration of the Offer, in our sole discretion, to waive or otherwise modify the terms and conditions of the Offer in any respect, except that we reserve the right to waive or otherwise modify those conditions of the Offer that depend upon receipt of government regulatory approvals at any time prior to the acceptance of Shares for payment. Any reference in this Offer to Purchase or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. Purchaser will terminate the Offer only pursuant to the specified conditions described in this Offer to Purchase. The failure by us or any of our affiliates at any time to exercise any of the foregoing rights shall not be deemed a waiver of such any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right.

14.  Dividends and Distributions

        The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, Martek shall not, and shall not permit any of its subsidiaries to, without our prior consent, declare, set aside, make or pay any dividends or any other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock. See Section 11—"Purpose of the Offer and Plans for Martek; Merger Agreement and Other Agreements—The Merger Agreement—Covenants."

15.  Certain Legal Matters

        General.    Except as otherwise set forth in this Offer to Purchase, based on our review of Martek's publicly available SEC filings and other information regarding Martek, we are not aware of any licenses or other regulatory permits that appear to be material to the business of Martek and that might be adversely affected by the acquisition of Shares by us pursuant to the Offer or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by us pursuant to the Offer. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we currently expect that such approval or action, except as described below under "State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Martek's or our business or that certain parts of Martek's or our business might not have to be disposed of or held separately. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—"Conditions of the Offer."

        Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the Antitrust Division of the DOJ (the "Antitrust Division") and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

        The purchase of Shares in the Offer cannot be completed until the expiration of a 15 calendar day waiting period following the filing by DSM, as the ultimate parent entity of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. DSM plans to file the Premerger Notification and Report Forms with the FTC and the Antitrust Division in connection with the purchase of the Shares in the Offer and the Merger on or before January 14, 2011. The required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on the 15th calendar day from the date such filing occurs, unless earlier terminated by the FTC or the Antitrust Division or unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a "Second Request") prior to that time. If within the 15 calendar day waiting period either the FTC or the Antitrust Division were to issue a Second Request, the waiting period with respect to the Offer would be extended until 10 calendar days following the date of substantial compliance by DSM with that request, unless the FTC or the Antitrust Division terminated the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period, the waiting period could be extended only by court order or with consent of DSM. In practice, complying with a Second Request can take a significant period of time. Although Martek is required to file certain information and documentary materials with the FTC and the Antitrust Division in connection with the Offer, neither Martek's failure to make those filings nor a request for additional documents and information issued to Martek from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger. If the HSR Act waiting period expired or were terminated, completion of the Merger would not require an additional filing under the HSR Act if Purchaser owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expired or was terminated.

        The FTC and the Antitrust Division will consider the legality under the antitrust laws of DSM's proposed acquisition of Martek. At any time before or after Purchaser's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of DSM, Purchaser, Martek or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Purchaser and DSM believe that the consummation of the offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. See Section 13—"Conditions of the Offer."

        Other Foreign Laws.    It is a condition of our obligation to accept for payment and pay for Shares tendered pursuant to the Offer that any required approvals or consents in respect of the transactions contemplated by the Merger Agreement shall have been obtained under any applicable antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership ("Foreign Antitrust Laws"), and that any applicable waiting periods thereunder shall have expired or been terminated.

        Brazil.    The acquisition of Shares pursuant to the Offer is also subject to review by the competition authority in Brazil. The transactions contemplated by the Merger Agreement may not be consummated unless a notification has been submitted to the Brazilian competition authorities. The required notification was submitted on January 10, 2011.

        Ireland.    The acquisition of Shares pursuant to the Offer is also subject to review by the Competition Authority in Ireland. The transactions contemplated by the Merger Agreement may not be consummated unless a notification has been submitted to the Competition Authority, and a waiting period of thirty (30) days has expired or the Competition Authority grants clearance of the transactions contemplated by the Merger Agreement. DSM plans to file the notification with the Competition Authority by January 19, 2011, which would result in expiration of the waiting period on or about February 17, 2011, unless the Competition Authority commences a second-stage investigation, in which event the waiting period may be extended for up to an additional four (4) months.

        Netherlands.    The acquisition of Shares pursuant to the Offer is also subject to review by the Netherlands Competition Authority ("NMa"). The transactions contemplated by the Merger Agreement may not be consummated unless a notification has been submitted to the NMa, and a waiting period of four (4) weeks has expired or the NMa grants clearance of the transactions contemplated by the Merger Agreement. DSM plans to file the notification with the NMa by January 21, 2011, which would result in expiration of the waiting period on or about February 17, 2011, unless the NMa commences a second-stage investigation, in which event the waiting period may be extended for up to an additional thirteen (13) weeks.

        Austria.    The acquisition of Shares pursuant to the Offer is also subject to review by the Federal Competition Authority ("FCA") in Austria. Pursuant to the Cartel Act of Austria, the transactions contemplated by the Merger Agreement may not be consummated unless a notification has been submitted to the FCA, and a waiting period of four (4) weeks has expired or the FCA grants clearance of the transactions contemplated by the Merger Agreement. DSM plans to file the notification with the FCA by January 21, 2011, which would result in expiration of the waiting period on or about February 17, 2011, unless the FCA commences a second-stage investigation, in which event the waiting period may be extended for up to an additional five (5) months.

        Spain.    The acquisition of Shares pursuant to the Offer is also subject to review by the Counsel of the National Competition Commission ("CNC"). The transactions contemplated by the Merger Agreement may not be consummated unless a notification has been submitted to the CNC, and a waiting period of one (1) month has expired or the CNC grants clearance of the transactions contemplated by the Merger Agreement. DSM plans to file the notification with the CNC by January 17, 2011, which would result in expiration of the waiting period on or about February 17, 2011, unless the CNC commences a second-stage investigation, in which event the waiting period may be extended for up to an additional three (3) months.

        There can be no assurance that the foreign governmental authorities listed above will accept the filings, will not extend the deadlines or will not challenge the acquisition of the Shares on competition or other grounds or, if such a challenge is made, of the results thereof. If any foreign governmental authority initiates an action to block the acquisition of Shares pursuant to the Offer or the Merger and an order is issued prohibiting the consummation of such acquisition or the Merger, we and Martek may not be obligated to consummate the Offer or the Merger.

        Stockholder Approval.    Martek has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by Martek and the consummation by Martek of the transactions contemplated by the Merger Agreement have been duly and validly authorized by the Martek Board, and that no other corporate proceedings on the part of Martek are necessary to authorize the Merger Agreement or to consummate the transactions so contemplated, other than the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in the Merger Agreement by the holders of at least a majority of the outstanding Shares prior to the consummation of the Merger. As described below, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the DGCL. According to Martek's certificate of incorporation, the Shares are the only securities of Martek that entitle the holders thereof to voting rights. If, following the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own more than a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of Martek.

        Short-Form Merger.    The DGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer (including any subsequent offering period), the top-up option or otherwise, Purchaser directly or indirectly owns at least 90% of the Shares, DSM could, and (subject to the satisfaction or waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement to effect the Merger without prior notice to, or any action by, any other stockholder of Martek if permitted to do so under the DGCL. Even if we do not own 90% of the outstanding Shares following consummation of the Offer, we could seek to purchase additional Shares in the open market, from Martek or otherwise in order to reach the 90% threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the top-up option, may be greater or less than that paid in the Offer. In addition, pursuant to the terms of the Merger Agreement, at or within three (3) business days following the Acceptance Time, if we acquire less than 90% of the Shares outstanding, we could exercise our top-up option to purchase from Martek, subject to certain limitations, the number of authorized and not outstanding Shares equal to the number of Shares sufficient to cause DSM and Purchaser to own one Share more than 90% of the Shares then outstanding, taking into account those Shares outstanding after the exercise of the option, calculated on a fully diluted basis. The price per Share payable under the top-up option would be equal to the Offer Price. See Section 11—"Purpose of the Offer and Plans for Martek; Merger Agreement and Other Agreements—The Merger Agreement—Top-Up Option."

        State Takeover Laws.    A number of states (including Delaware, where Martek is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In general, Section 203 of the DGCL prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" is approved by the board of directors of such corporation prior to such date. Pursuant to its certificate of incorporation, Martek has opted out of Section 203 of the DGCL and therefore Section 203 of the DGCL will not apply to DSM or Purchaser or with respect to or as a result of the Offer, the Merger or the transactions contemplated by the Merger Agreement. Accordingly, no Delaware statute should have the effect of precluding the Offer or the Merger. To the extent that certain provisions of certain of these other state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

        Martek has represented to us in the Merger Agreement that the Martek Board (at a meeting duly called and held) has approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and that such resolutions are sufficient to render inapplicable to us any anti-takeover laws that may purport to be applicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—"Conditions of the Offer."

        Appraisal Rights.    No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (the "Appraisal Shares") at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the Appraisal Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Appraisal Shares held by such holder. Unless the Delaware court in its discretion determines otherwise for good cause shown, this rate of interest will be five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time between the Effective Date and the date of payment and will be compounded quarterly.

        Any such judicial determination of the fair value of the Appraisal Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Appraisal Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. Moreover, we or Martek may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Appraisal Shares is less than the price paid in the Offer and the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262 of the DGCL.

        The Merger Agreement provides that, in any appraisal proceeding with respect to Appraisal Shares and to the fullest extent permitted by applicable law, the fair value of the Appraisal Shares shall be determined in accordance with Section 262 of the DGCL without regard to the top-up option, the Shares issued in connection with the top-up option or any promissory note delivered by Purchaser to Martek in payment for the Shares issued pursuant to the top-up option.

        If any holder of Appraisal Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his, her, or its rights to appraisal as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive from Purchaser the

Merger Consideration, without interest and subject to applicable withholding taxes, in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivering to Martek a written withdrawal of the demand for appraisal and acceptance of the Merger.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

        Stockholders cannot exercise appraisal rights at this time. The information provided above is for informational purposes only with respect to the alternatives of stockholders if and when the Merger is consummated. If stockholders sell their Shares in the Offer (or otherwise prior to the Merger), such holders will not be entitled to exercise appraisal rights with respect to such Shares.

        "Going Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither DSM nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

        Litigation.    On January 3, 2011, a putative class action lawsuit was commenced against Martek and the members of its board of directors in the Circuit Court for Howard County, State of Maryland. The lawsuit is captioned Richard S. Kopp v. Martek Biosciences Corporation., et al. (Civil Action No. 13C11085249). In the lawsuit, plaintiff alleges generally that the directors breached their fiduciary duties in connection with the transaction by, among other things, carrying out a defective sale process that resulted in an unfair price to stockholders and a Merger Agreement that contains certain onerous and preclusive deal protection provisions. Plaintiff purports to bring the lawsuit on behalf of the public stockholders of Martek and seeks equitable relief to enjoin consummation of the Offer and the Merger, rescission of the Offer and the Merger and/or rescissory damages, and fees and costs, among other relief. Martek has stated that it believes the lawsuit is without merit.

16.  Fees and Expenses

        We have retained an affiliate of JP Morgan to act as financial advisor to DSM in connection with the transactions contemplated by the Merger Agreement, for which services such affiliate will receive customary compensation. In connection with that engagement, JP Morgan has been appointed to act as the Dealer Manager in connection with the Offer. JP Morgan will receive reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities arising out of the engagement and its service as Dealer Manager, including liabilities under the federal securities laws. In the ordinary course of business, JP Morgan and its affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

        We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.  Miscellaneous

        We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        We have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Martek has filed the Schedule 14D-9 (including exhibits) in accordance with the Exchange Act setting forth its recommendation and furnishing certain additional related information. The Schedule TO and the Schedule 14D-9, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—"Certain Information Concerning Martek—Available Information."

        No person has been authorized to give any information or make any representation on behalf of Purchaser or DSM not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of DSM, Purchaser, Martek or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

 Greenback Acquisition Corporation

January 13, 2011

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF DSM AND PURCHASER

DSM

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of DSM. Except as otherwise noted, positions specified are positions with DSM.

Name	Business Address	Principal Occupation or Employment and Five-Year Employment History	Citizenship
DSM Supervisory Board Members
Cor Herkströter, Chairman	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands

Retired; last position held: President of Koninklijke Nederlandsche Petroleum Maatschappij N.V. and Chairman of the Committee of Managing Directors of Royal Dutch/Shell Group; Chairman of Supervisory Board of ING Group from 1999-2009; member of the Advisory Council of Robert Bosch from 1997-2009

Dutch
Ewald Kist, Deputy Chairman	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Retired; last position held: chairman of the Managing Board of the ING Group	Dutch
Pierre Hochuli	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Retired; last position held: Chairman of the Board of Directors of Devgen N.V.	Swiss
Rob Routs	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Retired; last position held: Executive Director of Royal Dutch Shell PLC	Dutch
Claudio Sonder	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands

Consultant for Panorama Consult LTDA; member of the Board of Companhia Suzano de Papel e Celulose S.A. since 2001; member of Board of Cyrela Brazil Realty S.A. since 2005; member of the Board of RBS S.A. Media Group since 2005; member of the Board of Lojas Renner S.A. since 2007; member of the Board of OGX S.A. since 2008

Brazilian

Name	Business Address	Principal Occupation or Employment and Five-Year Employment History	Citizenship
Tom de Swann	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands

Retired; last position held: member of the managing Board and Chief Financial Officer/Chief Risk Officer ABN AMRO from 1999 through 2006; member of Board of GlaxoSmithKline PLC since 2006; member of the Board of Zurich Financial Services since 2006; member of the Supervisory Board of Royal Ahold since 2007; Chairman of the Board of Van Lanschot Bankiers since 2008; Member of the Public Interest Committee of KPMG EllP since 2010; Senior Advisor at HSCBC since 2010

Dutch
DSM Managing Board
Feike Sijbesma, Chairman	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	CEO and Chairman of DSM's Managing Board since May 1, 2007; member of DSM's Managing Board since July 2000	Dutch
Rolf-Dieter Schwalb, CFO	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Member of DSM's Managing Board and CFO since October 2006; CFO of Beiersdorf AG from October 1, 2000 through September 30, 2006	German
Nico Gerardu	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Member of DSM's Managing Board since April 2006; Business Group Director of DSM Anti-Infectives from 2000 through 2006	Dutch
Stephan Tanda	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Member of DSM's Managing Board since May 2007; President and Chief Executive Officer of Freudenberg Fliesstoffe KG from January 1, 2004 through February 28, 2007	Austrian

PURCHASER

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Except as otherwise noted, positions specified are positions with DSM.

Name	Business Address	Principal Occupation or Employment and Five-Year Employment History	Citizenship
Officers and Directors
Leendert Staal	DSM Nutritional Products Europe Ltd. Peter Merian Haus, Peter Merian-Strasse 80 CH-4052 Basel Switzerland

President and Director of Greenback Acquisition Corporation since December 2010

Chief Executive Officer, DSM Nutritional Products since January 2008; President and Chief Executive Officer, DSM Pharmaceutical Products from March 2003 to January 2008

Dutch
Hugh C. Welsh	DSM North America 45 Waterview Boulevard Parsippany, NJ 07054-1298	Secretary and Director of Greenback Acquisition Corporation since December 2010	United States of America

President and General Counsel, DSM North America since October 2010; General Counsel, DSM North America from September 2008 to October 2010; General Counsel, DSM Nutritional Products N.A. from June 2004 to September 2008

Kenneth Oh	DSM North America 45 Waterview Boulevard Parsippany, NJ 07054-1298	Treasurer of Greenback Acquisition Corporation since December 2010	United States of America

Vice President and Chief Financial Officer, DSM Nutritional Products, N.A. since August 2010; Corporate Business Controller, DSM, from August 2008 to August 2010; Controller, DSM Pharmaceutical Products from May 2007 to August 2008; Vice President and Controller, North American Operations, Royal Philips Electronics N.A. from November 2003 to April 2007

        Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Martek or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Citibank, N.A.

By Mail:	By Hand or Overnight Mail:
Citibank, N.A.	Citibank, N.A.
P.O. Box 859208	161 Bay State Drive
Braintree, MA 02185-9208	Braintree, MA 02184

        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (Call Collect)
or
 Call Toll Free: (800) 322-2885
Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC
383 Madison Avenue
New York, NY 10179
Call Toll Free: (877) 371-5947